As filed with the Securities and Exchange Commission on May 11, 2000

Registration No. 333-31458

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPPLIERMARKET.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	04-3473646 (I.R.S. Employer Identification No.)

10 Mall Road
Burlington, Massachusetts 01803
(781) 273-6700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Jonathan Burgstone, Chief Executive Officer
Asif Satchu, Chairman and President
SupplierMarket.com, Inc.
10 Mall Road
Burlington, Massachusetts, 01803
(781) 273-6700
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Keith F. Higgins, Esq. David B. Walek, Esq. Ropes & Gray One International Place Boston, Massachusetts 02110 (617) 951-7000 (617) 951-7050 (fax)	William J. Whelan, III, Esq. Cravath, Swaine & Moore Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000 (212) 474-3700 (fax)

           Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)

Common Stock, $.001 par value per share	11,500,000	$11.00	$126,500,000	$33,396

(1)	Includes 1,500,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee; based on a bona fide estimate of the maximum offering price per share of the securities being registered in accordance with Rule 457(a) of the Securities Act of 1933.

(3)	Of this amount, $33,396 has been previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED                           , 2000

10,000,000 Shares

Common Stock

          Prior to this offering there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $9.00 and $11.00 per share. We have applied to list our common stock on The Nasdaq Stock Market’s National Market under the symbol “SMKT”.

          The underwriters have an option to purchase a maximum of 1,500,000 additional shares of our common stock to cover over-allotments of shares.

           Investing in our common stock involves risks. See “Risk Factors” on page 7.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SupplierMarket.com
Per Share	$	$	$
Total	$	$	$

           Delivery of the shares of common stock will be made on or about                           , 2000.

           Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          At our request, the underwriters have reserved for sale at the initial public offering price an aggregate of 1,000,000 shares in this offering for our non-officer employees; friends and family members of our employees, officers and directors; and individuals affiliated with our principal stockholders, strategic partners and several companies who participate in our marketplace as buyers.

Credit Suisse First Boston

Lehman Brothers

Robertson Stephens

The date of this prospectus is                                        , 2000.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[INSIDE FRONT COVER OF PROSPECTUS]

Front of Gatefold:

Two large arrows point toward the center of the page from the upper-right and lower-left corners of the page.

In the middle of the page appears the SupplierMarket.com logo and the following text: “People buy parts. People sell parts. This is where they meet.”

Centered below this text in a smaller font: “Bringing together qualified buyers and suppliers of direct materials.”

Inside Gatefold:

A border runs along the entire left and top sides of the gatefold and matches the border on the home page of the SupplierMarket.com web site.

Inside Gatefold—Left-Hand Page:

Just inside the border, the upper-third of the page contains the following text: “A Leading On-line Marketplace for Direct Materials. Aggregating and matching qualified buyers and suppliers in a neutral marketplace. Internet-based—buyers and suppliers only need a browser to participate. No upfront fees, no software to install and no need for consultants.”

The lower two-thirds of the page contains a graphic with two partial images of the RFQ Builder pages of the SupplierMarket.com web site and the following text: “Saves buyers and suppliers time and money. Using our RFQ Builder technology, buyers quickly construct a request for quotation that details product specifications and defines supplier capabilities. Registered suppliers gain access to new sources of business and reduce marketing costs.”

Inside Gatefold—Right-Hand Page:

The upper-half of the page contains a similar graphic to the bottom of the left-hand page, with one partial image of the SmartMatch page of the SupplierMarket.com web site and the following text: “Matches qualified buyers and suppliers. Our proprietary SmartMatch technology matches qualified suppliers with new business opportunities based on manufacturing capabilities, commercial profile and quality certifications.”

The lower-half of the page contains a similar graphic with one partial image of the on-line bidding page of the SupplierMarket.com web site and the following text: “Facilitates competitive pricing environment. The process culminates in a competitive bidding event. The buyer then chooses a qualified supplier to fulfill the request for quotation based on a combination of capability, quality and price.”

          You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

          Until                           , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and for unsold allotments or subscriptions.

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before investing in our common stock.

SupplierMarket.com

           SupplierMarket.com is a leading business-to-business Internet-based marketplace serving the large and fragmented market for direct materials. Direct materials are used in the manufacture of finished goods and include a wide variety of components and materials, from bolts, nuts and fasteners to rubber and glass products to corrugated packaging to injection and blow-molded plastic components. The direct materials market includes numerous industrial segments, and we estimate that the annual market for direct materials in the United States is approximately $1.5 trillion. As of March 31, 2000, we had registered approximately 5,000 buyers and 9,000 suppliers. Our marketplace enables participants to efficiently and cost effectively buy and sell direct materials in an open, neutral exchange that requires no up-front fees, no software installation and no consulting services.

          The U.S. market for direct materials is highly fragmented and inefficient. Based on industry data, we believe that approximately 190,000 suppliers currently serve this market, with over 90% of these companies generating less than $10 million in annual revenue. This high degree of fragmentation, combined with the lack of a centralized marketplace, makes it difficult for buyers and suppliers to find qualified trading partners, resulting in high search costs and limited competition. Additionally, the traditional request for quotation process through which buyers solicit bids from suppliers, is inefficient and time-consuming, involving multiple and repetitive steps.

          The SupplierMarket.com solution provides a secure Internet-based marketplace that aggregates buyers and suppliers, matches them with multiple qualified trading partners and promotes a competitive pricing environment. Our solution eliminates many of the inefficiencies in the traditional direct materials purchasing process, thus providing benefits for both buyers and suppliers. It benefits buyers by reducing the cost of direct materials, providing access to an increased base of new and qualified suppliers, shortening cycle times for purchasing and employing a standardized data format. Suppliers benefit through increased access to new business opportunities, reduced sales and marketing costs, shortened sales cycle times and the opportunity to be evaluated and rewarded based on expertise and efficiency.

          There are several key differences between our marketplace and alternatives offered by other business-to-business e-commerce companies. First, any registered buyer or supplier of direct materials can immediately access our entirely Internet-based marketplace with a standard browser connection; there is no required installation of software. Second, use of our marketplace is completely free to the buyer, and a supplier is only required to pay us a transaction fee after it has been selected by a buyer as a result of a competitive bidding event to fulfill the request for quotation. Third, our technology-based solution does not require the use of consultants for implementation or ongoing support.

          We have developed several key proprietary technologies that underlie the advanced functionality of our scalable Internet-based marketplace. First, our RFQ Builder enables buyers to create and submit requests for quotation quickly in a standardized format. Second, our SmartMatch technology automatically matches buyers and suppliers with qualified trading partners. Finally, our bidding technology creates a competitive pricing environment.

          We have conducted bidding events in various industrial segments for direct materials such as extruded plastic film and sheet, injection and blow-molded plastic components, metal stampings, bolts, nuts and fasteners, machine tooling, molded rubber and wire and cord products.

           The Simmons Company submitted requests for quotation which resulted in 100% of our revenue in 1999 and 91% of our revenue in the three months ended March 31, 2000. Other buyers that have posted requests for quotation on our marketplace and held competitive bidding events since our inception include:

• Affordable Interior Systems • Becker Group • J.L. French	• Masco • Quality Farm & Country • U.S. Filter

          We expect the requests for quotation and competitive bidding events generated by these buyers will result in additional revenue in the second quarter of 2000.

          Some of the suppliers that have participated in bidding events through our marketplace and that buyers have selected to fulfill requests for quotation include:

• Shamrock Industrial Fasteners
• Western Nonwovens
• Schott International

           SupplierMarket.com, Inc. was formed in February 1999, and we began offering commercial access to our marketplace in October 1999. Our headquarters is located at 10 Mall Road, Burlington, Massachusetts 01803 and our telephone number is (781) 273-6700. Our web site address is www.suppliermarket.com. The information on our web site is not incorporated as a part of this prospectus.

           “SupplierMarket.com”, “RFQ Builder”, “SMC”, “SmartMatch”, “RFQ Bid”, “SmartBid”, “SupplierMarketplace”, “People buy parts. People sell parts. This is where they meet.” and “Buying and selling just doesn’t get any easier than this.” are service marks of SupplierMarket.com. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

The Offering

Shares of common stock offered by SupplierMarket.com	10,000,000 shares

Total shares of common stock to be outstanding after the offering	41,196,283 shares

Use of proceeds	For working capital, other general corporate purposes and potential acquisitions.

Proposed Nasdaq National Market symbol	SMKT

          The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000. This number does not include the following:

•
3,894,760 shares of common stock issuable upon the exercise of stock options and warrants outstanding as of March 31, 2000 and 1,265,891 additional shares of common stock reserved for issuance under our stock plans; and

•	2,181,416 shares of common stock reserved for issuance under our strategic warrant plan and issuable upon exercise of warrants issuable under that plan.

          Except as otherwise indicated, all information in this prospectus assumes:

•
the conversion of each outstanding share of our Series A preferred stock into two shares of common stock and the conversion of each outstanding share of our Series B preferred stock into one half of one share of common stock, both of which will occur simultaneously with the closing of this offering;

•	the filing of an amended and restated certificate of incorporation effective upon the closing of this offering; and

•	no exercise of the underwriters’ over-allotment option.

Summary Financial Information

          The following tables summarize the financial information for our business. You should read this information along with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. Net loss per share data includes accretion of offering costs and other charges incurred in connection with our preferred stock issuances. Unaudited pro forma loss per share data reflect the conversion of all preferred stock outstanding as of the end of each respective period into common stock as if the shares had converted immediately upon issuance, even though the effect of the conversion is antidilutive. Unaudited pro forma loss per share data do not reflect potential shares of common stock issuable upon exercise of outstanding options and warrants because the effect would be antidilutive. Pro forma balance sheet data reflect the conversion of all outstanding preferred stock into common stock upon the closing of this offering. Pro forma as adjusted balance sheet data reflect the preceding pro forma adjustment and the issuance of 10,000,000 shares in this offering at an assumed initial public offering price of $10.00 per share after deducting underwriting discounts and commissions and estimated offering expenses.

	Period From Inception (February 12, 1999) Through December 31, 1999	Three Months Ended March 31, 2000
Statement of Operations Data:
Revenue	$ 51,541	$ 216,791
Operating expenses:
Costs of revenue	107,605	205,615
Sales and marketing	2,397,405	10,576,301
Research and development	515,993	681,116
General and administrative	636,171	1,577,297
Stock-based compensation	2,731,515	1,395,093

Total operating expenses	6,388,689	14,435,422

Operating loss	(6,337,148)	(14,218,631)
Interest income	280,109	403,978

Net loss	$ (6,057,039)	$(13,814,653)

Net loss per share, basic and diluted	$ (2.66)	$ (2.24)
Weighted average common shares outstanding, basic and diluted	2,344,874	6,223,990
Unaudited pro forma net loss per share, basic and diluted	$ (0.58)	$ (0.51)
Unaudited pro forma weighted average common shares outstanding, basic and diluted	10,446,037	27,210,518

	March 31, 2000
	Actual	Pro Forma	Pro Forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$23,420,956	$23,420,956	$115,470,956
Working capital	24,167,200	24,167,200	116,217,200
Total assets	30,496,670	30,496,670	122,546,670
Redeemable convertible preferred stock	40,558,840	—	—
Total stockholders’ (deficit) equity	(12,873,685)	27,685,155	119,735,155

RISK FACTORS

           This offering involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information in this prospectus, before making a decision to invest in shares of our common stock. Any of these risk factors could materially adversely affect our business, financial condition and results of operations. If this occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

We only began operating our marketplace in the fourth quarter of 1999. Our limited operating history makes it difficult for you to evaluate our past performance and future prospects.

          We were founded in February 1999 and only began operating our Internet-based marketplace in October 1999. Our extremely limited operating history makes it difficult to evaluate our business and prospects. We will encounter risks, costs and difficulties frequently encountered by companies in an early stage of development in new and rapidly evolving markets. Many of these risks are unknown, but include those associated with managing our growth and the uncertainty about the widespread acceptance of the Internet as a means of purchasing and selling direct materials. Our failure to identify and successfully address these risks would harm our business.

          In addition, we have estimated that the annual market for direct materials in the U.S. is approximately $1.5 trillion. Due to our extremely limited operating history, however, we have yet to penetrate this market in a significant manner.

We have not achieved profitability to date and anticipate continued losses, and we may be unable to achieve profitability, which could cause the market price of our common stock to decline.

          We have never been profitable, and, if we become profitable, we may be unable to sustain profitability. We have incurred substantial losses since we were founded, and we expect to continue to incur net losses on both a quarterly and annual basis for at least the foreseeable future. We had a cumulative net loss of approximately $19.9 million for the period since inception through March 31, 2000. We expect to continue to make significant expenditures for our infrastructure, sales and marketing, research and development and general and administrative functions. As a result, we will need to generate significant revenue to achieve profitability. We cannot assure you that our revenue will grow in the future or that we will achieve profitability. If our revenue grows more slowly than we anticipate, or if operating expenses exceed our expectations, we will not be a profitable business.

Our Internet-based marketplace business model is new and the demand for our service may decrease if it is not successful.

          To date we have conducted only a limited number of bidding events. We earn transaction fees from successfully completed bidding events. We depend on our ability to grow our buyer and supplier base and expand into new markets and industrial segments as the primary source of bidding events in our marketplace. Our ability to generate revenue or profits is unproven. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, our business may not succeed. For the period since inception through March 31, 2000, all of our revenue was generated from transaction fees paid by suppliers using our marketplace. We may not be able to increase our revenue, and if we fail to do so, our business will fail.

If we fail to attract and retain a large number of buyers and suppliers, we may not be able to grow our revenue.

          The effectiveness of our Internet-based marketplace and the revenue we derive from business conducted there depend on our ability to attract and retain a large number of buyers and suppliers. If we do not add and retain a substantial number of buyers and suppliers, our business could be severely harmed.

           Buyers may be unwilling to register or conduct significant business in our marketplace. In order to accept our method of direct materials purchasing, buyers must adopt new purchasing practices different from their traditional practices. Traditionally, buyers have frequently directed business to suppliers based on factors other than price or quality, including personal relationships. Our marketplace and method of purchasing may be disruptive to long-standing relationships between a buyer and its incumbent suppliers.

           Suppliers may also be unwilling to register or conduct significant business in our marketplace. Our marketplace is based on an open bidding process that allows buyers to compare the business practices, capabilities and prices of multiple prospective suppliers more effectively. This heightened scrutiny and increased competition may discourage some suppliers from participating in our marketplace. Suppliers choosing not to participate may discourage other suppliers or buyers from participating as well.

Buyers may not use our marketplace or may discontinue using our marketplace if we are unable to deliver significant savings. As a result, buyers may not post sufficient numbers of requests for quotation on our marketplace.

           Factors beyond our control may limit our ability to deliver savings to registered buyers. For example, a buyer’s incumbent suppliers may refuse to bid on an on-line request for quotation. In addition, the direct materials specified by some requests for quotation may be too unusual or may otherwise be supplied by too few companies to allow for a competitive bidding event and the attendant potential savings. Similarly, some industrial segments may be characterized by rigid price structures that allow for little or no variation in price among different suppliers. Despite the fact that competition may be possible on the basis of quality and other factors, it may not be possible to deliver strict price savings in those segments. If our marketplace increases the efficiency of any particular industrial segment, the future likelihood of significant savings to buyers in that segment may decrease. If we are unable to deliver significant savings in particular segments or the magnitude of savings in particular segments decreases, we may have difficulty attracting buyers in those segments, or attracting willing participants in other segments, either of which may limit the number of requests for quotation posted on our marketplace.

Suppliers may not use our marketplace or may discontinue using our marketplace if we are unable to deliver new business opportunities. As a result, our revenue growth could be limited.

          Our marketplace depends on the participation of large numbers of willing suppliers in bidding events to generate efficient outcomes for buyers. Because suppliers may in some cases be discouraged from using our marketplace due to the increased competition it seeks to promote, we depend on our ability to provide new business opportunities to suppliers as the primary means of attracting suppliers to our marketplace. Factors beyond our control may limit our ability to provide these new opportunities in sufficient numbers. For example, buyers may continue to select from among a small group of incumbent suppliers to fill their requests for quotation despite the existence of competitive bids submitted by other suppliers. If we are unable to provide new business opportunities in sufficient numbers to suppliers, our current suppliers may reduce or discontinue their use of the marketplace and we may have difficulty attracting new suppliers, either of which will harm our business.

We have depended and expect to depend on a small group of buyers for the purchasing transactions they conduct on our marketplace; a substantial reduction in their level of activity could harm our business and slow our growth. In addition, our accounts receivable have been concentrated with a small number of suppliers.

          To date, we have substantially relied on a small number of buyers to post a significant majority of the requests for quotation on our marketplace. Some of these buyers are portfolio companies, or companies owned by investment funds that are our principal stockholders or affiliates of our principal stockholders or of our directors. All revenue that we earned in 1999 resulted from requests for quotation posted on our marketplace by one portfolio company buyer. For the three months ended March 31, 2000, requests for quotation posted by the same portfolio company buyer generated 91% of our revenue. In addition, this buyer and other portfolio company buyers have posted 57% of the dollar value of requests for quotation that have resulted in bidding events. We expect to continue to depend on these portfolio companies as buyers, particularly if other buyers are slow to adopt or to conduct significant business on our marketplace. If any of these buyers discontinue use of our marketplace, or reduce the aggregate dollar value of requests for quotation they post, our business could be severely harmed.

          We have depended and expect to depend substantially on several strategic buyers who have the ability to place a large amount of requests for quotation on our marketplace. We intend to issue strategic warrants to purchase our common stock to these strategic buyers. We expect that these warrants will vest during the remaining calendar quarters of 2000 and each quarter of 2001 based on the total quarterly dollar volume of each strategic buyer’s requests for quotation posted on our marketplace which result in an executed purchase order between the strategic buyer and the supplier for the direct materials associated with the request for quotation. For a more detailed discussion of the proposed vesting schedules for these strategic warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Through March 31, 2000 requests for quotation posted by these strategic buyers have not generated any of our revenue. However, these strategic buyers have posted requests for quotation constituting 28% of the dollar value of all requests for quotation that have resulted in bidding events. We have obtained no commitments from these strategic buyers or any other buyers to post requests for quotations or conduct any other activities on our marketplace. Our strategy to expand our marketplace and grow our business depends, in part, on the continued and increasing use of our marketplace by these buyers. The loss or partial loss of one or more of these buyers could be harmful to our business and could curtail our growth.

          As of December 31, 1999, two suppliers accounted for 100% of our accounts receivable and as of March 31, 2000, two suppliers accounted for 92% of our accounts receivable. If we are unable to collect our receivables from any of these suppliers, our operating cash flows may be significantly reduced.

We face intense competition in the business-to-business e-commerce market, including from groups of companies in related industrial segments that have announced plans to, or may, establish on-line exchanges. If we are unable to compete successfully, we may not be able to attract buyers and suppliers.

          The business-to-business e-commerce market in which we operate is new, rapidly evolving and intensely competitive. As one of a number of companies providing services or products to this market, and with minimal barriers to entry by potential competitors, we face the risk that existing and potential buyers and suppliers in our marketplace may seek our competitors’ services and products. We also face the risk that large individual buyers or suppliers or groups of companies in one or more related industrial segments may develop in-house or specialized on-line marketplaces. For example, in February and March 2000, groups of companies in the automotive, aerospace and defense and plastics industries announced their intentions to establish on-line consolidated exchanges for buyers and suppliers in their respective industries.

          Our marketplace is one of many alternative approaches to purchasing that buyers and suppliers are considering. Many of our current and potential competitors are larger and more established and have significantly greater resources than we do. As a result, some of our current or potential competitors may be able to commit more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote more resources to technology development. In order to respond to changes within this competitive environment, we may from time to time make pricing, service, marketing or other strategic decisions that could adversely affect our operating results. In addition, competitors may now provide or later introduce products or services that appear to be the same as ours, despite actual differences. In such an environment, we face the risk that buyers and suppliers will confuse our marketplace with the services of our competitors or choose the services of a competitor with greater resources. We also face the risk that buyers and suppliers may attain poor results with other products or services and lose interest in trying ours. We may not be able to retain current marketplace participants or secure new ones in light of these issues. Our revenue growth could be limited if buyers or suppliers seek our competitors’ services or products or establish their own marketplaces.

          For a more detailed discussion of the competition we face, see “Business—Competition.”

Our revenue growth will slow if we do not develop and maintain strategic relationships.

          We have established and plan to continue to establish strategic relationships with sales and marketing partners, significant buyers and other organizations. We depend or expect to depend on these relationships to grow our buyer and supplier base and the volume of transactions conducted in our marketplace. We will also depend on these relationships to generate sufficient opportunities to implement our strategies of expanding into new markets and of providing additional services and products. These relationships may not yield any new buyers or suppliers or generate increased revenues. We have obtained no commitments of any kind from any buyers to submit requests for quotation or to conduct any other activities in our marketplace. Additionally, we may not be able to enter into new relationships or renew existing relationships. We may not be able to recover our costs and expenses associated with these efforts, which could harm our business.

          Most of our current strategic relationships, including all of those with significant buyers, are based on non-binding letters of intent. Although we plan to consummate definitive agreements, we cannot assure you that we will be able to do so within the relatively short expiration periods provided for in these letters of intent.

If we fail to continue to develop and improve our financial and managerial controls and reporting systems and procedures, and if we do not effectively expand, train and manage our workforce, our business will suffer dramatically and we may not be able to implement our business plan.

           Successful implementation of our business plan requires effective management processes. We have recently experienced a period of significant expansion of our operations. Our growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. Our ability to compete effectively and to manage future expansion of our operations will require us to continue to develop and improve our financial and management controls, reporting systems and procedures on a timely basis, and to continue to expand, train and manage our workforce. We continue to increase the scope of our operations domestically and plan to expand internationally. We have grown our workforce substantially from 13 employees in July 1999 to 125 as of March 31, 2000, and we plan to continue to add to our sales and marketing, customer support, product development and other administrative personnel. Our failure to manage our growth effectively could cause our revenues to decline and our operating expenses to increase at a higher than expected rate.

In some instances, our transaction fees may be subject to downward adjustment. Also, we may have difficulty collecting transaction fees from suppliers for our services, and we may incur legal expenses to pursue collection of receivables from some suppliers.

          We charge suppliers a transaction fee based on a percentage of the final dollar value of their successful bids. Our invoiced transaction fees are subject to future reduction if we receive confirmation from a buyer and supplier that they have cancelled or reduced the price or volume of their original purchase order. A substantial number of cancellations or price or volume reductions would harm our revenue. For further discussion of cancellations or price or volume reductions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, we may not be successful in collecting all of our receivables, and we may incur legal expenses to pursue collection.

If we fail to continuously improve our technology and enhance our marketplace and related services, we may lose buyers and suppliers, thus limiting our revenue growth.

          Our future success will depend on our ability to enhance the technological capabilities of our Internet-based marketplace, and to continue to develop and introduce new services that keep pace with competitive introductions and technological developments, satisfy diverse and evolving requirements of buyers and suppliers and otherwise achieve market acceptance. Our success will depend, in part, on the availability of, and our ability to obtain on commercially reasonable terms, licenses to technologies used in the development and maintenance of our marketplace. Any failure by us to anticipate or respond adequately to changes in technology and user preferences, or any significant delays in our development or licensing efforts, could make our services unmarketable or obsolete. In particular, we believe that our future success will depend, in part, upon market acceptance of the latest version of our Internet-based marketplace, which has only recently been released. We may not be successful in developing and marketing quickly and effectively future versions or upgrades of our technology or in offering new services that respond to technological advances or new market requirements. As a result, our revenue may decline.

Our success is dependent on our key personnel, including software engineers and sales and marketing professionals, whom we may not be able to retain or hire in sufficient numbers to meet our needs.

          We believe that our success will depend on the continued employment of our senior management team and key technical and sales personnel. If one or more members of our senior management team were unable or unwilling to continue in their present positions, we would have great difficulty finding or may be unable to find suitable replacements, and our operating costs could increase. Most of our senior management do not have employment agreements, and we do not have “key person” life insurance policies on any members of our senior management. In addition, if any of these key employees joins a competitor or forms a competing company, some of our buyers and suppliers might choose to use the services of that competitor or new company instead of our own.

          We plan to hire additional members of senior management and we plan to expand our employee base to manage our anticipated growth. Competition for personnel in our industry, particularly for senior management personnel and employees with technical and sales expertise, is intense. The success of our business is dependent upon hiring and retaining suitable personnel. To maintain our position as a provider of an Internet-based business-to-business e-commerce solutions, we must make sure our employees maintain their technical expertise and business skills. We cannot assure you that we will be able to attract a sufficient number of qualified employees or that we will successfully train and manage the employees that we hire. In addition, the employees that we hire, including key technical personnel, may leave us to join a competitor or to start a new business which may compete with us.

Our senior management team has limited tenure with us and has limited experience working together, and our founders have limited management experience, which may make it difficult to conduct and grow our business.

          Some of the key members of our senior management team, including our chief operating officer, chief financial officer, executive vice president of strategic development, vice president of corporate development and vice president of human resources, joined us this year. Other members of our senior management team have been in place no longer than nine months, since shortly before we first began operating our Internet-based marketplace. As a result, there has been little or no opportunity to evaluate the effectiveness of our senior management team as a combined unit or their ability to execute our business plan. Our chief executive officer and our president, the founders of our company, have not previously managed a large business and have no experience managing a public company. The failure of our founders and senior management to function effectively as a team or to execute our business plan, or to design and refine our business plan and provide necessary leadership, may inhibit our ability to operate our marketplace, maintain a cohesive culture, compete effectively and grow our business.

If we are unable to maintain our reputation and expand recognition of the SupplierMarket.com brand, we may have difficulty attracting new business and retaining current buyers and suppliers and employees, and our business may suffer.

          We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining buyers and suppliers and employees. We also believe that the importance of reputation and name recognition is increasing and will continue to increase due to the growing number of entrants into the business-to-business e-commerce market. If our reputation is damaged or if potential buyers and suppliers are not familiar with us or the services we provide, we may be unable to attract new, or retain existing, buyers and suppliers and employees. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective services. If buyers and suppliers do not perceive our services to be effective or of high quality, our brand name and reputation will suffer. In addition, if the services we provide have defects, we could suffer adverse publicity as well as economic liability.

We may need to acquire new businesses, products and technologies that complement or augment our existing Internet-based marketplace and related technologies in order to remain competitive in our market.

          In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into our existing business and operations. The inability to integrate any newly acquired entities or technologies effectively could harm our operating results, business and growth. Members of our senior management may be required to devote considerable amounts of their time to this integration process, which will decrease the time they will have to service current buyers and suppliers, attract new suppliers and develop new products and services. Integrating any newly acquired businesses or technologies may be expensive and time consuming. At present, we have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering, to consummate any acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our net income. We may not be able to operate any acquired businesses profitably or otherwise implement our business strategy successfully. Unsuccessful acquisitions could harm our operating results, business and growth.

In order to grow our business, we may need to raise additional capital in the future, which would dilute your ownership in us. We may be unable to raise additional capital, which may inhibit our ability to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures.

          In the future, we may need to raise additional funds through public or private debt or equity financing to take advantage of expansion or acquisition opportunities, develop new services, compete effectively in the market or fund operating losses. For the period from inception to March 31, 2000, we used $13.9 million of cash for operating activities and we expect to use cash for operating activities for the foreseeable future. Any additional capital raised through the sale of equity or equity-related securities would dilute your ownership percentage in us. These securities could also have rights, preferences or privileges senior to those of your common stock. We currently have no bank credit facility under which we can borrow short-term funds. We may not be able to obtain additional financing through securities issuances or commercial lending sources when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms or at all, this may inhibit our ability to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures.

We expect to recognize significant stock-based expense in the foreseeable future, which will significantly increase our losses or adversely affect our operating results during that time.

          We expect to recognize significant stock-based expense during the foreseeable future in connection with our grants of stock options and our proposed issuances of strategic warrants. The amount of this stock-based expense will significantly increase our operating loss or minimize our operating income, if any, during that time. We amortize stock-based compensation for employee and director stock options over the vesting of each individual option award. The options granted to employees generally vest over four years, and the options granted to directors generally vest over 12 months. As of March 31, 2000, we have recorded $16.1 million of net deferred stock-based compensation related to employee and director stock options which we currently expect will result in additional non-cash compensation expense of $3.6 million in the remainder of 2000, $4.2 million in 2001, $4.1 million in 2002, $3.9 million in 2003 and $394,000 in 2004.

          We account for non-employee option grants as variable awards, and we cannot estimate with certainty the related expense we will recognize in future periods, as it will depend upon a number of factors including our stock price. As of March 31, 2000, based on the estimated value of our stock on that date, we have recorded $2.1 million of net deferred stock-based compensation related to these option grants. The amount of this net deferred stock-based compensation will increase in future periods if our stock price increases.

          We also expect to recognize a significant amount of stock-based expense in connection with our proposed issuance of strategic warrants to several strategic buyers. We expect that these warrants will vest during the remaining calendar quarters of 2000 and each quarter of 2001 based on the total quarterly dollar volume of each strategic buyer’s requests for quotation posted on our marketplace which result in an executed purchase order between the strategic buyer and the supplier for the direct materials associated with the request for quotation. We will record a charge to cost of revenue each quarter equal to the product obtained by multiplying the number of shares subject to the warrants that have vested during the quarter by the difference between the fair value of the vested portion of the warrants determined using the Black-Scholes valuation model and the exercise price of the warrants. We cannot estimate with certainty the charge we will recognize in future periods because the fair value of these warrants will fluctuate based upon the trading price and volatility of our stock.

Changes in the generally accepted accounting principles which we apply when determining how much revenue to recognize in each accounting period may require us to substantially alter the timing of our revenue recognition in the future.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101—Revenue Recognition in Financial Statements, which summarizes the staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements. In addition, the Emerging Issues Task Force of the FASB may prepare new guidance in this area. Future guidance from these standards-making bodies may limit our ability to recognize revenue according to our current policy. We cannot predict at this time whether these standard-making bodies will issue guidance which would require us to change our method of recognizing revenue for financial accounting purposes. If we are required to change our revenue recognition policy, in the future we may alter the timing of our revenue recognition, which could cause the market price of our common stock to fall significantly.

In recent months, the trading market for securities of technology companies, particularly business-to-business Internet companies, has suffered a sharp decline and remains highly volatile; this makes an investment in our common stock at this time particularly risky.

          The public market for technology stocks has recently experienced a significant downturn, with many such stocks suffering price declines of 50 to 75 percent or more. Trading in these stocks has remained extremely volatile. Among technology stocks, the stocks of Internet business-to-business marketplace companies have suffered some of the sharpest declines and greatest volatility. Following this offering, the price of our stock may experience similar volatility or suffer similar sharp declines, particularly if current market conditions continue. Our limited operating history, absence of profitability and expectation of continued losses may increase the risk of price volatility and decline.

As we expand our marketplace services to international buyers and additional international suppliers, our business will be exposed to the numerous risks associated with international operations.

          We intend to offer our marketplace services to international buyers and additional international suppliers. To date, we have limited experience adapting our Internet-based marketplace for international buyers and suppliers. International operations are subject to many risks, including:

•	political, regulatory and economic instability;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences, including restrictions on repatriation of earnings;

•	greater difficulties in collecting accounts receivable;

•	the existence of protectionist laws and business practices favoring local competition;

•	difficulties and costs of staffing and managing international operations, as a result of, among other things, distance, language, cultural and regulatory differences; and

•	fluctuations in currency exchange rates.

Our Internet-based marketplace depends on the continued growth of the Internet as a means of commerce. If this growth slows, our revenue growth may be limited.

          Our Internet-based marketplace depends on increased and sustained acceptance and use of the Internet as a medium of commerce. Rapid growth in electronic commerce is a recent phenomenon. This growth may not continue at recent rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand for services and products recently introduced over the Internet are subject to a high level of uncertainty.

          A number of factors could inhibit such demand, including the following:

•	the necessary infrastructure for substantial growth in usage of the Internet may not develop adequately;

•	buyers and suppliers using traditional means for bidding and purchasing may be unwilling or unable to shift to an on-line forum;

•	buyers and suppliers may have security and confidentiality concerns;

•	use of the Internet and other on-line services may not continue to increase or may increase more slowly than expected; and

•	new and burdensome governmental regulations or taxation may affect the viability of electronic commerce.

Our marketplace depends on the integrity of the Internet, which is uncertain and is beyond our control.

          If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it or its performance or reliability may decline. In addition, our ability to offer our services is limited, in part, by the speed and reliability of networks operated by third parties. Internet sites may also experience interruptions in service from time to time as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our marketplace, could be adversely affected.

Security risks and concerns about use of the Internet may deter potential buyers and suppliers from using our Internet-based marketplace.

           Concern about the security of the transmission of confidential information over public networks is a significant barrier to electronic commerce and communication. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of Internet security systems that protect proprietary information. If any well-publicized compromises of security were to occur, they could substantially reduce the use of the Internet for commerce and communications.

          Anyone who circumvents our security measures could misappropriate proprietary or confidential information, place false requests for quotation or cause interruptions in our services or operations. Our activities involve the storage and transmission of proprietary information, such as confidential buyer and supplier specifications. The Internet is a public network, and data is sent over this network from many sources. Recently, some Internet service providers and e-commerce web sites have been targeted by “denial of service” and other attacks that overloaded these web sites and forced them to shut down temporarily. Computer viruses have also been distributed, and have rapidly spread, over the Internet. Computer viruses could be introduced into our systems or those of our buyers and suppliers, which could disrupt or make inaccessible our Internet-based bidding technology. We may be required to expend significant capital and other resources to protect against the threat of, or to alleviate problems caused by, security breaches and the introduction of computer viruses. Our security measures may be inadequate to prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and other possible liability.

Failure to maintain our buyer and supplier databases could seriously harm our business and reputation.

          We maintain extensive databases of buyers, suppliers, products and transactions. Database capacity constraints may result in data maintenance and accuracy problems, which could cause a disruption in our service and affect our ability to provide accurate information to our buyers and suppliers. Such disruptions may result in a loss of buyers and suppliers, which could severely harm our business.

If we encounter system failure, our Internet-based marketplace services could be delayed or interrupted, which could severely harm our business and result in a loss of buyers and suppliers.

          Our ability to successfully maintain our Internet-based marketplace and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Any interruptions could severely harm our business and result in a loss of buyers and suppliers. Our computer and communications systems are hosted by a third party, on whom we rely to manage the security and maintenance procedures at its site. Although we periodically back up our databases on tape and store the backup tapes offsite, we do not maintain a redundant site. Our systems and operations are vulnerable to damage or interruption from human error, sabotage, fire, flood, earthquake, power loss, telecommunications failure, related equipment failure and similar events. Although we have taken steps to prevent a system failure, we cannot assure you that our measures will be successful and that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access which have prevented buyers and suppliers from accessing our marketplace and our customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure. The occurrence of any system failure or similar event could harm our business dramatically.

Capacity limits on our marketplace may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use. As a result, we may not be able to grow our revenue.

          As traffic in our Internet-based marketplace continues to increase, we must expand and upgrade our transaction processing systems and network hardware and software. We may not be able to accurately project the rate of increased usage of our marketplace. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased usage. If we do not appropriately upgrade our systems and network hardware and software, the quality of our service may decline, which could damage our reputation and relationships with our buyers and suppliers.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position, causing us to lose business from buyers and suppliers.

          We regard our copyrights, service marks, trade secrets and other intellectual property as important to our success, and rely or expect to rely on patent, trademark, service mark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, buyers and suppliers and business partners to protect our proprietary rights. Despite our precautions, unauthorized parties may copy certain portions of our Internet-based marketplace or reverse engineer or obtain and use information that we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure may be unenforceable under the laws of certain jurisdictions and foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We may seek patents on aspects of our technology and processes. We do not know whether any patents will be issued, and even if some or all of these patents are issued, we cannot assure you that they will not be successfully challenged or invalidated, that they will adequately protect our technology and processes or that they will result in commercial advantages to us. We have also applied for registration of several of our brand names and other service marks, but these protections may not be adequate. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology, duplicate our products or design around patents that may be issued to us.

Others may assert that our technology infringes their intellectual property rights.

          We do not believe that we infringe the proprietary rights of others, but we may be subject to infringement claims. In particular, because a United States patent application is not publicly disclosed until the patent is issued, we cannot be certain that there are no pending applications that, if issued, would restrict our ability to use or provide our existing or planned technology or services. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time and attention from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending against any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are too costly, our operating results may suffer either from reductions in revenues through our inability to serve our buyers and suppliers or from increases in costs to license third-party technology.

Future government regulation of the Internet and of services offered through our marketplace could limit the number of buyers and suppliers using our services.

          As with many Internet companies, we operate in an environment of great uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to e-commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet adapted many existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other electronic services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, antitrust, intellectual property rights and user authentication and information security. In addition, because our Internet-based marketplace is available worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future law, regulation or court decision may have a negative impact on our business.

           Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to so qualify could subject us to fines and penalties and could result in our inability to enforce agreements.

           Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which in most cases were enacted for consumer protection many years ago, apply to our marketplace. However, one or more jurisdictions may attempt to impose these or new laws and regulations on our operations in the future.

We may be exposed to product liability claims and claims based on information provided by buyers or suppliers.

          We face potential liability for claims based on the type, adequacy and accuracy of the information and data that we obtain from and make available to buyers and suppliers. This includes claims for breach of warranty, product or environmental liability, misrepresentation, intellectual property infringement, violation of governmental regulations and other commercial claims. We rely on buyers and suppliers to be truthful when registering to use our marketplace and to update their registration information as changes occur. Although we typically make some inquiries about the creditworthiness or other characteristics of registering buyers and verify some information about registering suppliers, we do not and cannot practically perform extensive background checks or audits of buyers and suppliers. Similarly, we do not screen requests for quotation for accuracy, content or clarity. Although we maintain commercial general liability insurance, including products liability and completed operations liability, our insurance may not cover some claims. Our insurance is also subject to policy limits and exclusions, and may not fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could harm our business, results of operations and financial condition. Our attempts to limit our liability to and to obtain warranties and indemnification from buyers and suppliers in our contracts may not absolve us of liability or may not be enforceable.

We may be sued for information and content contained in our Internet-based marketplace.

          As a publisher and distributor of on-line content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. These claims have been brought, sometimes successfully, against on-line content providers. We do not and cannot practically screen all of the content generated by our users and content partners, including buyer and supplier registration information, requests for quotation, entries posted by buyers and suppliers to the on-line bulletin board within our marketplace, supplier bids, any satisfaction ratings submitted by buyers and suppliers and articles and other content provided by our content partners. We could be exposed to liability with respect to any or all of this content. We could also be subjected to claims based upon the content that is accessible from our marketplace through links to other Internet sites or through content and materials that users may post in on-line bulletin boards. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could severely harm our reputation and our business, operating results and financial condition.

Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

          We expect that our quarterly operating results will fluctuate significantly due to many factors, many of which are outside our control, including:

•	inconsistent growth, if any, of our buyer and supplier base;

•	loss of strategic partners;

•	variations in the timing and dollar volume of transactions completed in our Internet-based marketplace;

•	timing of the selection of suppliers by buyers following the completion of bidding events in our marketplace;

•	increased competition from new on-line marketplaces;

•	introduction of new services or enhancements by our competitors;

•	changes in pricing policies by us or our competitors;

•	our ability to control operating costs during the establishment and growth of our business; and

•	fluctuations in stock-based compensation expense related to grants of options to non-employees and warrants to strategic partners.

           Because a high percentage of our expenses is fixed, such as compensation and rent, any of the factors listed above that could cause significant variations in revenues may harm our financial results in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could lower the market price of our common stock, even if not reflective of any long-term problems with our business.

Our common stock has not traded publicly; the initial public offering price may not be indicative of the market price of our common stock after this offering, and the market price of our common stock, like the market prices of the stocks of other Internet companies, may fluctuate widely and rapidly.

          There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common stock after this offering.

          The market price of our common stock could fluctuate significantly as a result of:

•	quarter-to-quarter variations in our operating results, which may cause us to fail to meet analysts’ or investors’ expectations;

•	economic and stock market conditions specific to Internet companies;

•	changes in financial estimates by securities analysts following our stock;

•	earnings and other announcements by, and changes in market evaluations of, Internet companies;

•	changes in business or regulatory conditions affecting Internet companies;

•	announcements or implementation by us or our competitors of technological innovations or new products or services; or

•	trading volume of our common stock.

           The securities of many companies have experienced extreme price and trading volume fluctuations in recent years, often unrelated to the companies’ operating performance. Specifically, market prices for securities of Internet-related and technology companies have frequently reached elevated levels, often following their initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies’ operating performances. We cannot assure you that the market price of our common stock will reach an elevated level following this offering or that, if it does, it will not substantially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against the company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a negative impact on our financial condition.

Substantial sales of our common stock after the offering could cause our stock price to fall.

          All of our outstanding shares are currently restricted from resale, but some may be sold into the market in the near future. Sales of these shares into the market could cause the market price of our common stock to drop significantly, even if our business is doing well.

           Immediately following this offering, we will have outstanding 41,196,283 shares of common stock. This includes the 10,000,000 shares we are selling in this offering. Assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved, we expect that investors may resell all shares in the public market immediately. The remaining 75.7%, or 31,196,283 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below:

Number of shares / % of total outstanding	Date of availability for resale into public market
29,809,457 / 72.4%	180 days after the date of this prospectus due to an
agreement many of our stockholders have with the
underwriters. However, the underwriters may waive
this restriction and allow these stockholders to sell
their shares at any time.

1,386,826 / 3.3%	January, 2001 or later.

          As restrictions on resale end, the market price of our stock could drop significantly if the holders of these restricted shares sell them or the market perceives that they intend to sell them. For a more detailed description, please see “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

          If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $7.09 per share, representing the difference between our net tangible book value per share after giving effect to this offering and the initial public offering price. For more information, see “Dilution.”

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions of our certificate of incorporation and by-laws and Delaware law.

           Provisions in our certificate of incorporation, in our by-laws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and by-laws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	advance notification procedures for matters to be brought before stockholder meetings;

•	a limitation on who may call stockholder meetings;

•	a prohibition on stockholder action by written consent; and

•
an authorization of 1,000,000 shares of undesignated preferred stock that we may issue with special rights, preferences and privileges and that we could use, for example, to implement a rights plan or poison pill.

          We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder”, meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our Board. These provisions could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see “Description of Capital Stock—Anti-Takeover Provisions—Delaware Law.”

Our affiliates can control matters requiring stockholder approval because they own a large percentage of our common stock, and they may vote this common stock in a way with which you do not agree.

          After this offering, our officers, directors and 5% stockholders will own approximately 52.7% of the outstanding shares of our stock. As a result, if these persons act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. The ownership position of these stockholders could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these statements. In some cases, you can identify these statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology.

           Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required by federal securities laws, we are under no duty to update any of the statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately $92.1 million, at an assumed initial public offering price of $10.00 per share, net of estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be $106.0 million.

          We expect to use these proceeds for working capital, other general corporate purposes and potential acquisitions. Other general corporate purposes include funding anticipated operating losses, advertising campaigns, brand-name promotions and other marketing efforts, research and development and capital expenditures. We also may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although no specific acquisitions are currently planned. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of the net proceeds.

           Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

DIVIDEND POLICY

          We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

CAPITALIZATION

          The following table sets forth our capitalization as of March 31, 2000 on an actual, pro forma and pro forma as adjusted basis. The pro forma column reflects our actual capitalization and adjustments to reflect:

•	the automatic conversion of all shares of outstanding preferred stock into 21,145,764 shares of common stock upon the closing of this offering; and

•
the filing of an amendment to our certificate of incorporation concurrent with the closing of this offering to authorize 100,000,000 shares of common stock, eliminate all existing series of preferred stock and create 1,000,000 shares of undesignated preferred stock.

          The pro forma as adjusted column reflects our pro forma capitalization, further adjusted to reflect our sale of 10,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

          None of the columns reflect 5,251,924 shares of common stock reserved for issuance under our stock option plan as of March 31, 2000, of which 3,794,760 shares were subject to outstanding options, 2,181,416 shares of common stock reserved for issuances under our strategic warrant plan or 100,000 shares of common stock issuable upon the exercise of outstanding warrants.

          You should read the table below along with our financial statements and the related notes.

	As of March 31, 2000
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$23,420,956	$23,420,956	$115,470,956

Redeemable convertible preferred stock; 22,652,913 shares authorized, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted:
Series A; $.001 par value; 6,562,873 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	$ 6,080,501	$ —	$ —
Series B; $.001 par value; 16,040,039 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	34,478,339	—	—
Stockholders’ (deficit) equity:
Preferred stock; $.001 par value; no shares authorized, issued or outstanding, actual; 1,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock; $.001 par value; 85,000,000 shares authorized, actual and pro forma; 100,000,000 shares authorized pro forma as adjusted; 10,050,519 shares issued and outstanding, actual; 31,196,283 shares issued and outstanding, pro forma; 41,196,283 shares issued and outstanding, pro forma as adjusted	10,051	31,196	41,196
Additional paid-in capital	25,165,116	65,702,811	157,742,811
Deferred stock-based compensation	(18,172,218)	(18,172,218)	(18,172,218)
Accumulated deficit	(19,876,634)	(19,876,634)	(19,876,634)

Total stockholders’ (deficit) equity	(12,873,685)	27,685,155	119,735,155

Total capitalization	$27,685,155	$27,685,155	$119,735,155

DILUTION

          Our pro forma net tangible book value as of March 31, 2000 was $27.7 million, or $0.89 per share, assuming conversion of all outstanding shares of Series A and Series B preferred stock into shares of our common stock upon the closing of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of all shares of outstanding preferred stock upon closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 10,000,000 shares of common stock offered by us at an initial public offering price of $10.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible book value as of March 31, 2000 would have been $119.7 million or $2.91 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.02 per share to existing stockholders and an immediate dilution of $7.09 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution of a per share basis:

Assumed public offering price		$10.00
Pro forma net tangible book value as of March 31, 2000	$ 0.89
Increase attributable to new investors	2.02

Pro forma net tangible book value after the offering		2.91

Dilution to new investors		$ 7.09

          The preceding table assumes no exercise of options and warrants outstanding as of March 31, 2000. If all of these options and warrants were exercised, then the total dilution per share to new investors would be $7.35.

          The following table summarizes, as of March 31, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	35,091,043	77.8%	$ 47,754,552	32.3%	$ 1.36
New investors	10,000,000	22.2%	100,000,000	67.7%	10.00

Totals	45,091,043	100.0%	$147,754,552	100.0%

          The preceding table assumes the exercise of all options and warrants outstanding as of March 31, 2000. As of March 31, 2000, 3,794,760 shares were subject to outstanding options at a weighted average exercise price of $1.07 per share and 100,000 shares were subject to outstanding warrants at a weighted average exercise price of $0.93 per share.

SELECTED FINANCIAL DATA

          We derived the selected historical financial data presented below from our financial statements and related notes. You should read the selected historical financial data together with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unaudited pro forma loss per share data reflect the conversion of all preferred stock outstanding as of the end of each respective period into common stock as if the shares had converted immediately upon issuance, even though the effect of the conversion is antidilutive. Net loss per share data includes accretion of offering costs and other charges incurred in connection with our preferred stock issuances. Unaudited pro forma loss per share data do not reflect potential shares of common stock issuable upon exercise of outstanding options and warrants because the effect would be antidilutive. See Note 2 to our financial statements for an explanation of the basis used to calculate net loss per share.

           PricewaterhouseCoopers LLP, independent accountants, audited our historical financial statements for the period from inception, February 12, 1999, through December 31, 1999. Their report appears in another part of this prospectus. We believe the unaudited results shown below include all adjustments consisting only of non-recurring adjustments that we consider necessary for a fair presentation of such information.

	Period From Inception (February 12, 1999) Through December 31, 1999	Three Months Ended March 31, 2000
Statement of Operations Data:
Revenue	$ 51,541	$ 216,791
Operating expenses:
Costs of revenue	107,605	205,615
Sales and marketing	2,397,405	10,576,301
Research and development	515,993	681,116
General and administrative	636,171	1,577,297
Stock-based compensation	2,731,515	1,395,093

Total operating expenses	6,388,689	14,435,422

Operating loss	(6,337,148)	(14,218,631)
Interest income	280,109	403,978

Net loss	$ (6,057,039)	$(13,814,653)

Net loss per share, basic and diluted	$ (2.66)	$ (2.24)
Weighted average common shares outstanding, basic and diluted	2,344,874	6,223,990
Unaudited pro forma net loss per share, basic and diluted	$ (0.58)	$ (0.51)
Unaudited pro forma weighted average common shares outstanding, basic and diluted	10,446,037	27,210,518

	December 31, 1999	March 31, 2000
Balance Sheet Data:
Cash and cash equivalents	$36,761,018	$23,420,956
Working capital	35,784,958	24,167,200
Total assets	39,141,083	30,496,670
Redeemable convertible preferred stock	40,830,504	40,558,840
Total stockholders’ deficit	(3,491,503)	(12,873,685)

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read together with “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

Overview

           SupplierMarket.com is a leading business-to-business Internet-based marketplace serving the large and fragmented market for direct materials. Direct materials are those components and materials used in the manufacture of finished goods. Our marketplace enables participants to efficiently and cost effectively buy and sell direct materials.

          We were incorporated in February 1999. From February 1999 to the launch of our marketplace in October 1999, we were primarily engaged in raising capital, developing our Internet-based marketplace, building corporate infrastructure, marketing our service and establishing relationships with buyers and suppliers of direct materials.

          We generate revenue from transaction fees earned on bidding events that result in a buyer selecting a supplier to fulfill its request for quotation. The transaction fee, paid by the supplier, is based on a percentage of the final dollar value of the selected supplier’s bid. In February 2000, we updated the terms and conditions of use of our marketplace to set this percentage to range between 2% and 4%. Prior to that, this percentage fee ranged from 1% to 4%. We recognize revenue when the buyer has selected a supplier as a result of a competitive bidding event, the supplier has issued to us a purchase order for the transaction fee and we have an enforceable right to collect the transaction fee from the supplier. We record a sales allowance for transaction fees that are subject to adjustment for changes in price and volume over the course of the purchase contract. We have determined the amount of the sales allowance based on our historical data in conjunction with survey data obtained from buyers and suppliers that we consider representative of buyers and suppliers within our target industries. In the quarter ended March 31, 2000, we recorded a sales allowance of 5% on transaction fees that are subject to adjustment. The sales allowance represents our management’s estimate and could change in the future.

          Costs associated with the operation of our marketplace consist of costs of revenue, sales and marketing, research and development, general and administrative and stock-based compensation. Costs of revenue represent salary and expenses incurred for employees who contribute directly to our marketplace services. Sales and marketing expenses consist of compensation expenses for our sales and marketing personnel, travel and entertainment costs and costs associated with our marketing and branding activities and amortization of deferred development costs. In 1999 and the three months ended March 31, 2000, we focused our marketing activities on direct mail, trade magazine advertising and trade shows. We expect to substantially increase the dollar amount of sales and marketing expenses as we continue to increase the size of our sales force and to build awareness of our brand. Research and development expenses consist primarily of compensation for our web site development staff and outside consulting costs. General and administrative expenses consist primarily of compensation for personnel, facility costs and professional fees.

           Stock-based compensation consists of non-cash expenses related to employee and director stock option grants with exercise prices lower than the subsequently determined fair value of the underlying shares at the time of grant and non-employee stock option grants which we account for at their fair value.

          We expect to recognize significant stock-based expense in connection with our grants of stock options and our proposed issuances of strategic warrants during the foreseeable future. The amount of this stock-based expense will significantly increase our operating loss or minimize our operating income, if any, during that time. We amortize stock-based compensation for employee and director stock options over the vesting of each individual option award. The options granted to employees generally vest over four years, and the options granted to directors generally vest over 12 months. As of March 31, 2000, we have recorded $16.1 million of net deferred stock-based compensation for employee and director stock options which we currently expect will result in additional non-cash compensation expense of $3.6 million in the remainder of 2000, $4.2 million in 2001, $4.1 million in 2002, $3.9 million in 2003 and $394,000 in 2004.

          We account for non-employee option grants as variable awards, and we cannot estimate with certainty the related expense we will recognize in future periods, as it will depend upon a number of factors including our stock price. As of March 31, 2000, based on the estimated value of our stock on that date, we have recorded $2.1 million of net deferred stock-based compensation related to these option grants. The amount of this net deferred stock-based compensation will change in future periods as the value of our stock changes.

          In February 2000, our board of directors reserved 2,181,416 shares of common stock for issuance under strategic common stock purchase warrants which we may issue to buyers that have the ability to place a large dollar amount of requests for quotation on our marketplace. We have entered into non-binding letters of intent with several companies which contemplate the issuance of strategic warrants to these buyers. We also expect to recognize a significant amount of stock-based expense in connection with our strategic warrants. We expect that these warrants will vest during the remaining calendar quarters of 2000 and each quarter of 2001 based on the total quarterly dollar volume of each strategic buyer’s requests for quotation posted on our marketplace which result in an executed purchase order between the strategic buyer and the supplier for the direct materials associated with the request for quotation. We will record a charge to cost of revenue each quarter equal to the product obtained by multiplying the number of shares subject to the warrants that have vested during the quarter by the difference between the fair value of the vested portion of the warrants determined using the Black-Scholes valuation model and the exercise price of the warrants. We cannot estimate with certainty the charge we will recognize in future periods because the fair value of these warrants will fluctuate based upon the trading price and volatility of our stock. We cannot assure you that we will issue these strategic warrants to any of these buyers at all or on terms reasonable to us. In addition, these warrants would not obligate any of the buyers to post any requests for quotation, or otherwise conduct any business, on our marketplace.

          Since our inception on February 12, 1999, we have incurred net losses. From inception through December 31, 1999, we had a net loss of $6.1 million. Our net loss for the three months ended March 31, 2000 was $13.8 million and as of March 31, 2000, our accumulated deficit totaled $19.9 million. We have not achieved profitability to date, and we do not expect to achieve profitability in the foreseeable future.

          We launched our marketplace in October 1999. Our limited operating history makes predicting future operating results very difficult. We have estimated that the annual market for direct materials in the U.S. is approximately $1.5 trillion. Due to our extremely limited operating history, we have yet to penetrate this market in a significant manner. We believe that you should not rely on any period-to-period comparison of our operating results to predict our future performance. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets, such as ours. We may not be successful in addressing these risks and difficulties.

Results of Operations

Three months ended March 31, 2000 compared to December 31, 1999

           Revenue. We earned $217,000 of revenue during the three months ended March 31, 2000. Revenue increased 317% from $52,000 earned during the three months ended December 31, 1999. The increase in revenue is the result of the increased number of bidding events, as well as, an increase in our average transaction fee from 1% to 2%.

           Costs of Revenue. We incurred costs of revenue of $206,000 during the three months ended March 31, 2000. Costs of revenue increased 91% from $108,000 incurred during the three months ended December 31, 1999. The increase in costs of revenue is primarily the result of increased headcount for employees who operate our Internet-based marketplace. In addition, we recorded additional amortization of web site development costs during the three months ended March 31, 2000.

           Sales and Marketing Expenses.     Sales and marketing expenses were $10.6 million during the three months ended March 31, 2000. Sales and marketing expenses increased 458% from $1.9 million incurred during the three months ended December 31, 1999. The increase is primarily the result of our brand development campaign and increased advertising efforts during the three months ended March 31, 2000. We have also incurred additional costs related to increased headcount in both our sales and marketing departments during the three months ended March 31, 2000 compared to the three months ended December 31, 1999.

           Research and Development Expenses.    Research and development expenses were $681,000 during the three months ended March 31, 2000. Research and development expenses increased 47% from $462,000 incurred during the three months ended December 31, 1999. This increase is the result of additional headcount in our engineering department as well as our continued efforts on improving our Internet-based marketplace.

           General and Administrative Expenses.    General and administrative expenses were $1.6 million during the three months ended March 31, 2000. General and administrative expenses increased 206% from $523,000 incurred during the three months ended December 31, 1999. This increase is the result of additional headcount to continue to support the growth in our infrastructure.

           Stock-Based Compensation.    Stock-based compensation was $1.4 million during the three months ended March 31, 2000 and the three months ended December 31, 1999.

           Interest Income.    We earned interest income of $404,000 during the three months ended March 31, 2000. Interest income increased 64% from $246,000 earned during the three months ended December 31, 1999. This increase is the result of the additional interest income generated by the proceeds from the issuance of Series B preferred stock in November 1999.

Period from inception on February 12, 1999 through December 31, 1999

           Revenue.    For the period from the launch of our marketplace in October 1999 through December 31, 1999, we have earned revenue of $52,000 from the completion of two successful bidding events. During our development stage from inception through October 1999, we did not earn any revenue.

           Costs of Revenue.    We incurred costs of revenue of $108,000 for the period from inception through December 31, 1999, all of which was incurred during the three months ended December 31, 1999.

           Sales and Marketing Expenses.    Sales and marketing expenses for the period from inception through December 31, 1999 were $2.4 million, comprising $1.2 million for marketing, $713,000 for sales and $461,000 for advertising expenses. Sales and marketing expenses consisted of salary and benefits for personnel in our sales and marketing departments, travel and public relations expenses and branding campaigns.

           Research and Development Expenses.    Research and development expenses for the period from inception through December 31, 1999 were $516,000. Research and development expenses related to headcount required for the continued technological development and enhancement of our marketplace functionality and capacity.

           General and Administrative Expenses.    General and administrative expenses for the period from inception through December 31, 1999 were $636,000. General and administrative expenses related to headcount to support the growth in our infrastructure.

           Stock-Based Compensation.    For the period from inception through December 31, 1999, we recorded stock-based compensation of approximately $2.7 million in connection with stock options granted to employees and non-employees.

           Interest Income.    Interest income from inception through December 31, 1999 was $280,000. Interest income generated by the investment of the proceeds from our issuance of Series B preferred stock in November 1999.

Liquidity and Capital Resources

          Since our inception in February 1999, we have had negative cash flows from our operations. For the three months ended March 31, 2000, we used $13.9 million of cash for operations. For the period from inception through December 31, 1999, we used $2.3 million of cash for operations. Cash expended for operating activities included costs for the development of our marketplace, salaries and related employee costs and marketing and brand development. For the three months ended March 31, 2000, we used $2.2 million of cash for investing activities, which primarily consisted of expenditures for computer equipment. For the period from inception through December 31, 1999, we used cash of approximately $1.6 million in investing activities, which consisted of expenditures for computers and related equipment, furniture and fixtures and technology costs incurred for the development of our marketplace. We intend to increase our capital expenditures in 2000 and 2001 primarily in connection with the implementation of a financial accounting system and customer relationship management system.

          Since inception, we have financed our operations from the issuance of preferred stock. From June through August 1999, we conducted our Series A preferred stock offering and received net proceeds of approximately $6.1 million. In November 1999, we commenced our Series B preferred stock offering and received net proceeds of approximately $34.6 million. We sold additional shares of Series B preferred stock in January and February 2000 and received an additional $2.8 million in net proceeds.

          We have entered into a non-cancelable lease commitment for our corporate headquarters that will require an annual payment of $741,000 in 2000 and annual payments of $761,000 in 2001 through 2004 representing a total commitment of $3.8 million over the next five years. We have entered into a letter of intent for additional corporate headquarters space providing for an annual payment of an additional $275,000. We believe that we may need to enter into additional leases for more office space in late 2000 and 2001. New leasing arrangements will increase our total non-cancelable lease obligations at that time.

          As of December 31, 1999, we had revolving and equipment lines of credit for a combined facility of $1.5 million with our bank that we terminated in February 2000. There were no amounts outstanding under these lines of credit as of December 31, 1999 and we did not borrow any amounts prior to termination. We are currently evaluating the need to replace these credit facilities.

          As of March 31, 2000, our principal source of liquidity was $23.4 million of cash and cash equivalents. We expect to experience significant growth in our operating costs for the foreseeable future in order to continue to grow our business, particularly in the areas of brand development and marketing and research and development. We also expect to open additional offices. As a result, we expect these operating costs as well as other planned expenditures will constitute a significant use of our cash resources. Although we currently have no agreements or commitments in place, we may also use cash to fund acquisitions of other businesses and technologies. We believe that we have sufficient cash and cash equivalents, including the proceeds from this offering, to fund our operating and investing activities for at least 12 months. In order to meet our long-term liquidity needs, we may need to obtain additional funds. We currently have no credit facility in place to provide long-term liquidity. We may need to raise additional funds earlier through public or private financings, or other arrangements if we consummate acquisitions or otherwise grow our business at a faster rate than we currently expect. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, additional dilution could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

Market Risk

          Our interest income is sensitive to changes in the general level of United States interest rates, particularly since the majority of our investments are in short-term instruments.

Recent Accounting Pronouncements

          In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which established accounting and reporting standards for derivative instruments and hedging. It requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative or hedging activities, and accordingly do not believe the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, “Deferral of Effective Date of the FASB Statement No. 133,” in calendar 2001.

          In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. We believe that our current revenue recognition policy complies with the Commission’s guidelines.

BUSINESS

Overview

           SupplierMarket.com is a leading business-to-business Internet-based marketplace serving the large and fragmented market for direct materials. Direct materials are used in the manufacture of finished goods and include a wide variety of components and materials, from bolts, nuts and fasteners to rubber and glass products to corrugated packaging to injection and blow-molded plastic components. Our marketplace enables participants to efficiently and cost effectively buy and sell direct materials in an open, neutral exchange that requires no up-front fees, no software installation and no consulting services. Our solution enables buyers to reduce their direct material costs, expand and improve their base of suppliers, reduce their administrative purchasing costs and shorten their purchasing cycle times by centralizing suppliers and providing an Internet-based marketplace. Meanwhile, our solution enables suppliers to gain access to new business opportunities, reduce sales, marketing and administrative costs and shorten sales cycle times. An important feature of our marketplace is that companies can participate as both a buyer, purchasing their manufacturing components or materials, and a supplier, selling their manufactured products.

          We feature a horizontal market approach, allowing our marketplace participants to buy and sell direct materials across a wide range of industrial segments. Through our proprietary RFQ Builder, SmartMatch and competitive bidding technologies, we bring buyers and suppliers together, streamlining the steps of the direct materials purchasing cycle. There are no up-front fees for the use of our marketplace. It is completely free for the buyer, and a supplier is only required to pay us a transaction fee when it has been selected by a buyer as a result of a competitive bidding event to fulfill the request for quotation. As of March 31, 2000, we had registered approximately 5,000 buyers and 9,000 suppliers. Our marketplace participants include such companies as Masco, U.S. Filter, The Simmons Company and J.L. French.

Industry Background

Business-to-Business Electronic Commerce

          The Internet has become the fastest growing commerce medium in history, revolutionizing how individuals and organizations conduct business. Companies are increasingly using the Internet to increase revenue, enhance productivity, cut costs and communicate more effectively. Business-to-business e-commerce marketplaces have been established to bring together buyers and suppliers of goods and services and to provide a centralized on-line exchange for sharing information. These on-line marketplaces reduce the role of intermediaries and eliminate paper-based process and transaction inefficiencies, thereby enabling buyers and suppliers to identify new revenue opportunities, achieve supply chain efficiencies and simplify complex business processes. These on-line marketplaces rely on the Internet as a viable means of conducting commerce and require certain expenditures that traditional businesses do not incur such as the cost of web site maintenance. The Gartner Group expects the volume of non-financial goods and services sold through business-to-business e-commerce to reach $7.3 trillion worldwide in 2004 and that electronic marketplaces will account for 37%, or $2.7 trillion, of these sales.

The Direct Materials Market

          The direct materials market is broad and includes numerous industrial segments. Some commonly used direct materials in these industrial segments include fasteners and hardware, metal stampings, screw machine products, simple plastic parts, die cast products, rubber products and glass products. We estimate that the annual market for direct materials in the United States is approximately $1.5 trillion.

          The U.S. market for direct materials is highly fragmented and inefficient. Based on industry data, we believe that approximately 190,000 independent suppliers, ranging from small component manufacturers with less than $1 million in annual revenues to multi-billion dollar original equipment manufacturers, sell direct materials. Over 90% of these companies have less than $10 million in annual revenue. This high degree of fragmentation and inefficiency has required companies to incur significant search, negotiation and transaction costs. In addition, most companies in the direct materials market function as both buyers and suppliers and experience the inefficiencies associated with both the buying and selling processes.

Traditional Direct Materials Purchasing Process

           Traditional direct materials purchasing is a highly inefficient process due to the large size of the market, its high degree of fragmentation, significant distribution costs and asymmetric flows of information. Companies in the direct materials market have traditionally purchased and sold direct materials through the time-consuming and paper-based request for quotation process, illustrated as follows:

           Step 1:    A buyer details the commercial and technical specifications of the component or materials it seeks to purchase. Technical specifications and drawings are typically prepared using any one of numerous software design packages.

           Step 2:    The buyer’s internal purchasing professionals or third party agents identify prospective suppliers for the requested components or materials from a variety of sources, including supplier directories and catalogs, trade publications, trade shows and its network of existing suppliers. At the same time, suppliers employ third-party agents or sales and marketing personnel to identify prospective buyers and contact or visit the buyer, often on an unsolicited basis.

           Step 3:    The buyer contacts prospective suppliers, shares technical specifications of the direct materials, typically via paper-based means, including fax, mail or courier, and solicits more information regarding each supplier’s capabilities and qualifications.

           Step 4:    The buyer analyzes the information gathered from prospective suppliers to determine which, if any, are qualified to fulfill the buyer’s purchasing needs.

           Step 5:    The buyer separately distributes its request for quotation with detailed technical specifications and drawings to each qualified supplier, typically via paper-based means, including fax, mail or courier.

           Step 6:    Each of the qualified suppliers reviews the buyer’s request for quotation. Buyers’ requests for quotation often vary in format and level of detail, requiring detailed review, analysis and clarification. Upon conclusion of this review, the supplier submits questions to the buyer regarding the bidding process and request for quotation requirements.

           Step 7:    The buyer responds to each supplier’s question independently, clarifies the request for quotation requirements as needed and communicates any additional information independently to all of the suppliers.

           Step 8:    Each supplier prepares and submits one bid for the components or materials without knowing what price the other suppliers have offered to the buyer.

           Step 9:    The buyer evaluates the bids from each qualified supplier, based on price, quality and timing considerations and follows up separately with each supplier to ask questions and to negotiate bid terms.

           Step 10:    The buyer selects one supplier. The remaining suppliers often must contact the buyer to learn the outcome of the bidding process.

           Step 11:    The buyer and supplier complete a purchase order for the direct materials in question.

          The traditional method of direct materials purchasing suffers from a number of inefficiencies affecting both buyers and suppliers. First, the highly decentralized purchasing process hinders the efficient matching of buyers and suppliers. Second, the interactive, multi-step process can take up to several months. Third, the length of this process forces buyers and suppliers to engage in substantial advanced planning to ensure they have sufficient components and materials to meet their production needs. As a result, buyers and suppliers may hold higher inventories, maintain higher working capital levels and increase production lead times.

          We believe buyers often pay more for direct materials because they lack easy access to new suppliers in a centralized and efficient marketplace, which can limit the quality of their supplier base and can inhibit their ability to obtain competitive prices. In addition, buyers must employ significant resources for purchasing professionals to search for and review the qualifications of suppliers to ensure a competitive bid. The traditional bidding process minimizes the opportunity for suppliers to adjust their prices during the bidding. Suppliers also find the traditional purchasing process difficult and expensive. The lack of a centralized source for requests for quotation, high sales costs, and poor communication within the market can restrict buyers to using a limited number of known suppliers, in turn reducing business opportunities for other qualified suppliers. Therefore, suppliers incur significant costs for their sales force, advertising and travel used to identify buyers for their products.

The SupplierMarket.com Solution

          We provide a secure Internet-based marketplace that centralizes buyers and suppliers, matches companies with multiple qualified trading partners and promotes a competitive pricing environment. Our solution eliminates many of the steps in the traditional direct materials purchasing process. The SupplierMarket.com purchasing process for our registered participants consists of the following steps:

           Step 1:    A buyer completes a standardized online request for quotation using our proprietary RFQ Builder technology and includes technical specifications and drawings using their existing design software package.

           Step 2:    Our proprietary SmartMatch technology identifies qualified suppliers who can immediately view the buyer’s posted request for quotation, including technical specifications and engineering drawings presented in a standard format.

           Step 3:    If necessary, suppliers post questions regarding the request for quotation on an electronic bulletin board located on our marketplace and the buyer responds with clarifications. All suppliers are able to view this information, thereby eliminating redundant questions.

           Step 4:    Qualified suppliers participate in an anonymous bidding event featuring a competitive, reverse auction during which the buyer and suppliers can view all bids as they are submitted as well as supplier qualifications.

           Step 5:    The buyer selects one supplier, after which time SupplierMarket.com provides the buyer and chosen supplier with each other’s names and contact information to complete the transaction. Our marketplace then automatically notifies the other suppliers that they have not been selected.

           Step 6:    The buyer and supplier complete a purchase order for the direct materials and may complete a satisfaction rating of the transaction and each other for SupplierMarket.com.

          The simplicity and efficiency of the SupplierMarket.com solution is driven by our proprietary RFQ Builder, SmartMatch and competitive bidding technologies. The RFQ Builder provides buyers with a standardized, on-line form for requests for quotation and the ability to easily include all necessary technical specifications and engineering drawings for the direct materials. SmartMatch eliminates many of the steps in the traditional purchasing process by searching our registered supplier base to identify suppliers capable of meeting the buyer’s strict quality and capability requirements as set forth in its request for quotation. Our competitive bidding technology allows the buyer and suppliers to view all bids submitted in real time and allows suppliers to adjust their bids in a dynamic process.

Benefits to Buyers and Suppliers

          There are several key differences between our marketplace and alternatives offered by other business-to-business e-commerce companies. First, any registered buyer or supplier can immediately access our entirely Internet-based marketplace with a standard browser connection; there is no required installation of software on their information technology system. Second, there are no up-front fees for the use of our marketplace. It is completely free for the buyer, and a supplier is only required to pay us a transaction fee after it has been selected by a buyer as a result of a competitive bidding event to fulfill the request for quotation. Third, our technology-based solution does not require the use of consultants for implementation or ongoing support.

          We believe our marketplace benefits buyers in the following ways:

•
Reduced costs of direct materials.    Transactions completed on our marketplace to date have indicated that buyers using our marketplace have reduced the costs of their direct materials when compared to previous purchases using the traditional request for quotation process. This is due primarily to the competitive nature of our marketplace, which enables a number of suppliers to bid aggressively to win new business.

•
Access to increased base of new and qualified suppliers.    Access to our registered supplier base makes it more likely that a buyer will find new suppliers that can satisfy the criteria set forth in its request for quotation. In addition, our marketplace allows a buyer to quickly compare and contrast the qualifications of multiple suppliers, enabling them to select from a higher quality pool.

•
Shorter cycle times for purchasing.    Our marketplace provides quicker and more efficient identification of prospective suppliers and a simplified request for quotation and bidding process. This results in additional cost savings to the buyer through improved staff efficiency and resource utilization in the purchasing process. Buyers that have completed transactions on our marketplace to date have reported to us that they have significantly reduced their purchasing cycle from as long as several months to approximately one month.

•
Standardized request for quotation data format.    Our marketplace utilizes a standardized communication format called extensible markup language (XML) for preparing and transmitting requests for quotation. This digital transfer standard enables our marketplace to be easily integrated with a variety of enterprise software packages.

          We believe our marketplace benefits suppliers in the following ways:

•
Increased access to new buyers.    Registering on our marketplace increases the probability a supplier will find prospective customers. This increased access comes without any up-front fee to the supplier, making our marketplace a cost effective way for the supplier to find new business opportunities.

•
Reduced sales and marketing costs.    Our marketplace creates a single medium through which buyers and suppliers can exchange information. This single medium minimizes the need for suppliers to disseminate information through other traditional channels, reducing selling costs and requiring less time and sales effort.

•
Rewarded for expertise and efficiency.    A buyer can quickly compare and contrast suppliers’ qualifications and expertise on our marketplace, such as quality certifications and delivery capabilities. Therefore, a highly qualified supplier with efficient operations is more likely to be selected by multiple buyers, generating additional revenue.

•
Centralized market intelligence.    During a bidding event, each participating supplier is able to view the qualifications and bids submitted by the other suppliers including those of the supplier ultimately chosen by the buyer. This market intelligence allows a supplier to analyze the bid and to compete more successfully in subsequent bidding events.

          As more businesses adopt our marketplace, its value to individual participants will increase, as they will be able to conduct increasing amounts of both their purchasing and selling on-line. For example, a company that supplies systems to a finished goods manufacturer through our marketplace can also submit requests for quotation to purchase assemblies from other registered suppliers. As momentum towards adoption of our marketplace continues to grow, we believe buyers and suppliers who are quick to adopt our solution will become more competitive.

The SupplierMarket.com Strategy

          Our goal is to become the primary marketplace through which buyers and suppliers conduct most, if not all, of their direct materials purchasing and selling. We believe we are the first entirely Internet-based e-commerce solution for buying and selling of direct materials, and we intend to capitalize on our early mover position to increase our market share through the following strategies:

•
Increase marketplace participation.    We intend to increase the number of marketplace participants and the frequency of their participation in three ways. First, we intend to focus our sales and marketing efforts on attracting new buyers that will post more requests for quotation on our marketplace. We expect that our participant base will continue to grow because of the lack of up-front fees and continued enhancements of our brand recognition and awareness. Second, as our participant base grows, we expect to focus our efforts on encouraging existing suppliers to use our marketplace for their buying needs and likewise encouraging buyers to use our marketplace for their selling needs. Third, we plan to enter into and capitalize on strategic alliances with companies such as software companies, content providers and complementary marketplaces that will provide us with access to large numbers of additional buyers and suppliers. By aggressively pursuing these strategic relationships, we believe we can secure and extend our position as a leading Internet-based marketplace for direct materials.

•
Expand our service offerings.    We intend to continue to expand the range of services offered through our Internet-based marketplace. These service offerings may include financing services, logistics services and order tracking and billing services for suppliers. By providing a comprehensive suite of services, we expect to enhance the value of our marketplace to our participants.

•
Maintain technological leadership.    We intend to continue to extend our Internet-based technology leadership to meet the evolving needs of our buyers and suppliers. In particular, we will continue to focus substantial efforts on developing and enhancing our bidding technology and our data management tools such as SmartMatch and RFQ Builder. We will continue to expend substantial efforts to develop, purchase or license technological advancements for our marketplace to enhance its reliability and functionality. We intend to capitalize on our technology leadership to increase the attractiveness of our marketplace to buyers and suppliers.

•
Pursue strategic acquisitions.    We intend to seek acquisition or investment opportunities with businesses that will supplement our existing marketplace with additional participants, enhance our technology or otherwise provide complementary value to our business. We may also use acquisitions to facilitate our entry into new markets.

•
Expand internationally.    We intend to expand our marketplace internationally to enhance the breadth of registered suppliers while introducing international buyers to our unique offering. Initially, we will target deeper penetration of Canadian and Mexican companies.

Our Marketplace and Market Making Process

          Our Internet-based marketplace matches buyers and suppliers of direct materials. Our database stores in a standardized format commercial and technical information about buyers and suppliers and the qualities they desire when searching for new business relationships. SmartMatch, our proprietary matching technology, enables a supplier to search for requests for quotation matching its manufacturing capabilities. Similarly, SmartMatch assists the buyer in qualifying prospective suppliers. Our bidding technology allows for competitive bidding events to match supply and demand in an efficient manner.

           The steps taken by buyers and suppliers who use our marketplace are as follows:

[Graphic depiction of pictures and associated text arranged in a “T” formation. The top left branch bears a right-pointing arrow, a picture of a computer keyboard and the text “Buyer Registers”. The top right branch bears a left-pointing arrow, a picture of a computer keyboard and the text “Suppliers Register”. The top center bears a downward-pointing arrow and a picture of an industrial part. The remaining pictures and text are arranged along the vertical axis of the “T” from top to bottom as follows: picture of a mousepad with text “Buyer completes online RFQ”; picture of a computer with text “SmartMatch identifies qualified suppliers”; picture of a clipboard with text “Q&A via online bulletin board”; picture of a graph with text “Anonymous online bidding event”; picture of a handshake with text “Buyer chooses supplier” and picture of a check mark with text “Buyer and supplier complete purchase order”.]

          Each new buyer or supplier initially registers on-line for inclusion on our marketplace’s database. A company registering as a buyer provides general commercial information about its business and information about the type of supplier with which the buyer prefers to do business. Suppliers provide similar commercial information as well as detailed technical capability, quality certifications and information about their manufacturing processes. Suppliers must also confirm by telephone their information with a SupplierMarket.com representative. Registration information is not available to other participants, and access to our marketplace is password restricted.

          Any registered buyer can submit a request for quotation to our marketplace. Our RFQ Builder technology provides a standardized, easy-to-use, on-line request for quotation form on which the prospective buyer may specify information about the product, including design specifications, materials, quantity, quality levels and delivery date. The buyer can also post on-line blueprints or engineering drawings via fax or electronic file upload. Our marketplace supports most major computer aided design software, including Parametric Technology’s ProEngineer and AutoDesk’s AutoCAD.

          Once a buyer posts a request for quotation, we match it with prospective suppliers using our proprietary SmartMatch technology, and the buyer’s commercial and product data with the exception of its identity is made available for prospective suppliers to evaluate. SmartMatch automatically identifies prospective suppliers that have expertise in the products or processes required to fulfill the request for quotation and that meet the buyer’s criteria, and notifies those suppliers by e-mail. SmartMatch achieves this matching through keyword searches and intelligent selection criteria. In addition, all registered suppliers are able to browse and search a database of submitted requests for quotation and can nominate themselves to be included in the list of prospective suppliers. A buyer may also nominate a particular supplier, choose to eliminate any supplier or limit the number of prospective suppliers allowed to participate in the bidding event.

           We employ a small group of experienced industry professionals as market makers. Our market makers supervise bidding events and complement our SmartMatch technology by ensuring that a sufficient number of suppliers participate in each bidding event to result in a successful outcome. In the event that a bidding event has a limited number of supplier participants, our market makers use their extensive industry knowledge and contacts to invite additional non-registered suppliers to register and participate. As the number of buyers and suppliers that regularly use our system increases, our market makers will become less involved in the matching process. This will allow us to increase the number of bidding events processed without a directly proportionate increase in the number of our market makers.

          At a time specified by the buyer, all qualified suppliers participate in a competitive on-line bidding event to fulfill the request for quotation. At the buyer’s option, suppliers may bid not only on the entire request for quotation but also on separate line items of a request for quotation composed of multiple components or materials. Participants in the bidding event can view each supplier’s bid and commercial and technical data, but not the supplier’s identity. The bidding typically takes place over a fixed period of time, usually one to two hours.

          Upon completion of the bidding process, the buyer selects one supplier with which to complete a purchase order. Our marketplace provides a combination of price, technical and commercial data to the buyer upon which the buyer can make its selection. Only after the buyer has made its selection do we reveal the identities of the selected supplier and the buyer to each other. The buyer and supplier then typically close the transaction within several weeks.

Case Studies

          The examples that follow highlight the benefits that buyers and suppliers realize by using our marketplace. Each competitive bidding event is a distinct event with a different buyer and a different mix of suppliers and direct materials. The cost savings and other benefits of our marketplace may differ from bidding event to bidding event. For the bidding events completed to date in which a buyer has selected a supplier and involving a dollar value in excess of $50,000, direct materials cost savings for buyers have ranged from 3 to 65%. We measure these savings based on the difference between the buyer’s target price for the request for quotation as provided to us before the bidding event and the price of the bid selected as a result of the bidding event. The companies discussed in the following case studies continue to actively participate in our marketplace by posting or responding to requests for quotation.

          The Simmons Company.    Simmons is one of the world’s leading manufacturers of mattresses. In 2000 alone, Simmons estimates that it will require over 8.5 million pounds of polyethylene film to produce protective bags for mattresses. According to Simmons, the traditional purchasing process can involve months to research and qualify suppliers, which adds to the already significant cost for direct materials. Using the SupplierMarket.com marketplace, Simmons was able to build a request for quotation, watch the on-line bidding for its request for quotation in real time, and ultimately choose a supplier from among eight qualified bidders. This process took approximately 26 days using our marketplace compared to several months using traditional means. Compared to historical prices paid by Simmons, Simmons estimates it saved $425,000, or 7%, in direct materials costs.

           Shamrock Industrial Fasteners.    Shamrock is a small fastener manufacturer and distributor, with limited resources for sales and marketing staff. To find new business opportunities, the company registered on SupplierMarket.com’s marketplace, listing its technical and commercial qualifications. After being qualified by SmartMatch to bid on two separate requests for quotation posted by a buyer seeking to purchase specialized fasteners, Shamrock prepared its bids based on the engineering diagrams and specifications that were available on-line on our marketplace. Based on a combination of Shamrock’s qualifications and the competitive bids it placed during the bidding event, the buyer, a major automotive company, selected Shamrock to provide over $250,000 in direct materials. Without investing in up-front sales or marketing, and within twenty days of the requests for quotation being posted on SupplierMarket.com’s marketplace, Shamrock secured two new orders with a new customer.

Markets and Market Participants

          Our marketplace features a horizontal approach allowing participants to buy and sell direct materials across a wide range of industrial segments. Since the launch of our marketplace in October 1999, we have conducted bidding events for various direct materials including the following:

• Metal stampings	• Machine tooling
• Casted metal products	• Precision machine parts
• Bolts, nuts and fasteners	• Molded rubber products
• Screw products	• Corrugated packaging
• Metal tubing	• Wire and cord products
• Extruded plastic film and sheet	• Fabric
• Injection and blow-molded plastic components

The buyers and suppliers that participate in our marketplace comprise a diverse mix of companies in the direct materials market, ranging from small components manufacturers to multi-billion dollar original equipment manufacturers. Buyers who have posted requests for quotation and suppliers who have participated in bidding events on our marketplace include:

• Affordable Interior Systems	• Masco
• Becker Group	• Quality Farm & Country
• Schott International	• Shamrock Industrial Fasteners
• Western Nonwovens	• The Simmons Company
• EdgeCraft Corp.	• Universal Products
• IPS Industries	• U.S. Filter
• J.L. French Automotive Castings

          To date, we have substantially relied on a small number of buyers to post a significant majority of the requests for quotation on our marketplace. Some of these buyers are portfolio companies, or companies owned by investment funds that are either our principal stockholders or affiliates of our principal stockholders or directors. All revenue that we earned in 1999 resulted from requests for quotation posted on our marketplace by one portfolio company buyer. For the three months ended March 31, 2000, requests for quotation posted by this same portfolio company buyer generated 91% of our revenue. In addition, this and other porfolio company buyers have posted 57% of the dollar value of requests for quotation that have resulted in bidding events. We expect to continue to depend on these portfolio companies as buyers, particularly if other buyers are slow to adopt or to conduct significant business on our marketplace. If any of these buyers discontinues use of our marketplace, or reduce the aggregate dollar value of requests for quotation they post, our business could be severely harmed.

          We have recently depended and expect to depend substantially on several strategic buyers who have the ability to place a large amount of requests for quotation on our marketplace. We intend to issue strategic warrants to purchase our common stock to these strategic buyers that will vest depending upon the total dollar amount of requests for quotation they post that result in signed purchase orders. Through March 31, 2000 requests for quotation posted by these strategic buyers have not generated any of our revenue. However, these strategic buyers have posted requests for quotation constituting 28% of the dollar value of all requests for quotation that have resulted in bidding events. We have obtained no commitments from these strategic buyers or any other buyers to post requests for quotations or conduct any other activities on our marketplace. Our strategy to expand our marketplace and grow our business depends, in part, on the continued and increasing use of our marketplace by these buyers. The loss or partial loss of one or more of these buyers could be harmful to our business and could curtail our growth.

Strategic Relationships

          We have entered into or are negotiating to enter into several strategic relationships that should improve our ability to execute our business plan. We will partner with other companies to grow our base of participants, broaden the range of our marketplace services and continually improve our technologies.

           We have four main categories of strategic alliances: commerce partners, service partners, knowledge partners and technology partners. We plan to integrate with our commerce partners’ solutions to help expand our participant base and drive usage of our marketplace. Our commerce partners are typically companies that market software or technology solutions to manufacturing or design engineering companies. Our service partners are typically companies that provide services that complement our service offering. We expect that alliances with service partners will broaden the range of services provided to our customers, including financing, logistics and order fulfillment providers. We plan to enter into agreements with knowledge partners to provide industry-related content and information relevant to our participants, and may include regional, national and international companies publishing journals related to such industries as manufacturing, engineering, component design and purchasing. Our technology partners provide hardware and software that may be used to enhance the operation and maintenance of our marketplace.

          We are pursuing strategic alliances with commerce partners that deliver Internet- enabled products and services to companies who buy and sell direct materials. We have executed non-binding letters of intent with a wide range of companies, including component modeling and collaborative design, process lifecycle management, enterprise resource planning and supply chain management software providers. The following is a description of our relationships with two commerce partners that we expect to help grow our base of participants through technology integration with their product offerings.

           Parametric Technology Corporation.    Parametric is a leading provider of integrated product development and process lifecycle management solutions, with more than 230,000 users. We have entered into a non-binding letter of intent that contemplates a co-development and co-marketing agreement with Parametric providing for the integration of our marketplace with Parametric’s software. When this integration is completed, it will allow Parametric users to automatically convert their requests for quotation into our standardized format for submission to our marketplace. In addition, this will allow Parametric users to obtain reports on request for quotation status and bidding event results through Parametric’s software, all without abandoning their investment in Parametric’s software.

           Agile Software.    Agile develops Internet-based collaborative manufacturing commerce solutions that enable manufacturers to collaborate over the Internet with their supply chain partners about new product content, and then source and procure the required components. Agile currently has more than 25,000 users. We have entered into a non-binding letter of intent that contemplates a co-development and co-marketing agreement with Agile providing for the integration of our marketplace with Agile’s software. When this integration is completed, it will allow Agile users to automatically convert their requests for quotation into a standardized format for submission to our marketplace and to obtain request for quotation status and bidding event results from Agile’s Internet site.

          In February 2000, our board of directors reserved 2,181,416 shares of common stock for issuance in connection with strategic common stock purchase warrants which we may issue to strategic buyers that have the ability to place a large dollar amount of requests for quotation on our marketplace. We have entered into non-binding letters of intent with several buyers to issue these strategic warrants. We expect that the vesting of these strategic warrants will be based, in each case, on the buyer’s attaining specified quarterly targets for the total dollar value of requests for quotation posted on our marketplace by that buyer that result in the signing of a purchase order. We cannot assure you that we will be able to issue these strategic warrants with any of these buyers at all or on terms reasonable to us. Even if we issue strategic warrants to these buyers, the warrants would not obligate any of the buyers to post any requests for quotation, or otherwise conduct any business on our marketplace.

Technology

          We operate our marketplace from our headquarters in Burlington, Massachusetts to ensure that each bidding event is actively managed by our market making team and runs smoothly. Our bidding event architecture contains many features to monitor and control bidding events so that our market making team can quickly respond in the event of technical or other difficulties. Our marketplace is hosted from a state-of-the-art data center managed by a third-party host, which provides a controlled environment with backup power, high bandwidth redundant network connections and 24-hour security and monitoring.

          In an effort to ease integration and communications in the direct materials market, we have become a leading contributor to the efforts of the Open Applications Group, Inc. to standardize requests for quotation in XML format. The Open Applications Group is a non-profit consortium that seeks to promote greater business software interoperability and is the largest publisher of XML content for business software interoperability in the world. The Open Applications Group also builds and publishes detailed specifications necessary to use the XML format.

           Since the successful launch of our marketplace in October 1999, we have enhanced our marketplace’s functionality through several upgrades as summarized below:

Release Date	Version	Primary Features

October 18, 1999	1.0	• On-line bidding
(initial release)		• On-line RFQ Builder
		• SmartMatch technology
		• View blueprints and engineering drawings
		• Request for quotation search capability

December 6, 1999	2.0	• Advance searching of requests for quotation
		• Industry-related content
		• On-line request for quotation bulletin board
		• Enhanced bidding features

January 23, 2000	3.0	• Line item request for quotation generation
		• Line item bidding
		• Enhanced request for quotation bulletin board
		• Buyer analysis tools

March 31, 2000	4.0	• Supplier pre-bid functionality
		• Customer analysis tools

           In addition, we completed an infrastructure upgrade in February 2000 to further enhance the reliability, security and scalability of our technology architecture. This infrastructure upgrade enabled us to support a greater number of concurrent bidding events and provided greater reliability and security through increased redundancy of firewalls, networks and web servers.

Sales and Marketing

           We sell our solution through our field-based regional sales teams and a national accounts sales team. Each regional team focuses on selling our solution to regional or local manufacturers located within its geographic territory. Our field-based regional sales personnel are located in Baltimore, Birmingham, Buffalo, Chicago, Cincinnati, Cleveland, Detroit, Grand Rapids, Hartford, Indianapolis, Los Angeles, Milwaukee, Minneapolis, Newark, New York, Phoenix, San Diego, San Francisco and Seattle.

           The national accounts team focuses on larger companies that have a presence across the U.S. Our sales teams have extensive experience in selling industrial goods and services to industrial manufacturing companies. The expertise of our sales force in the direct materials market covers a variety of industrial segments. As of March 31, 2000, our direct sales force consisted of 36 sales professionals.

           Our sales teams concentrate their efforts on serving and attracting buyers in our marketplace. In addition, they encourage existing suppliers in our marketplace to become buyers and existing buyers to become suppliers. Finally, they gauge participants’ satisfaction with our marketplace and collect feedback that we may use to improve the overall quality and effectiveness of our marketplace. We continue to build and expand our direct sales force domestically and expect to hire sales representatives internationally during 2000.

           Our marketing efforts focus on general communications, obtaining referrals from marketplace participants, targeted promotions and selected advertising. For example, we participate in trade conferences and purchasing industry forums, advertise through national and industry-targeted publications and regionally targeted radio, and conduct facsimile, telemarketing and direct mail campaigns. We intend to increase our advertising and marketing expenditures in an effort to penetrate our target industrial segments and build our brand as the leading marketplace for direct materials. These marketing expenditures will cover additional personnel, increased advertising in professional journals and general business and trade media, increased media relations and increased presence at purchasing and technology trade conferences.

Competition

           The market for business-to-business e-commerce is rapidly evolving and intensely competitive, and we expect competition to further intensify in the future. A number of companies offer services or products to this market, and existing and potential users of our marketplace can choose from a variety of current and potential competitors’ offerings. We currently or, may in the future, compete with a number of other companies, including:

•	consulting-oriented companies that offer similar services or services that may be perceived to be similar, such as FreeMarkets and A.T. Kearney;

•
in-house or specialized on-line marketplaces of large individual buyers or suppliers or groups of companies in one or more related industrial segments. For example, groups of companies in the automotive, aerospace and defense and plastics industries have recently announced their intentions to establish consolidated on-line exchanges for buyers and suppliers in their respective industries;

•	e-commerce communities, such as VerticalNet;

•
companies that have historically focused on developing enterprise purchasing software systems within the indirect materials market and may introduce or further expand their e-commerce services, such as Ariba and Commerce One;

•	companies that offer a broad array of Internet-related services or software that currently include, or may in the future include, business-to-business e-commerce services;

•	companies that develop enterprise resource planning software and may introduce or further expand their provision of related e-commerce services;

•	companies that provide electronic data interchanges; and

•	traditional third-party agents.

           The principal competitive factors that affect our business are breadth of industrial segments served, depth of the pool of qualified suppliers, buyer selection, usefulness and cost effectiveness of service offerings, time and cost of adoption, brand loyalty and strategic relationships. We believe that we compete favorably with respect to each of these factors. If we fail to effectively compete in any one of these areas, we may lose existing and potential buyers and suppliers.

Intellectual Property

           We believe our intellectual property rights are important to our business. We rely or expect to rely on a combination of patent, copyright, trademark, service mark and trade secret restrictions and contractual provisions to protect our intellectual property rights. We require employees and independent contractors to enter into nondisclosure and development agreements. We cannot assure you that we will be successful in obtaining these agreements in all instances. We require buyers and suppliers using our marketplace to agree to terms and conditions of use, which include provisions limiting the scope of permissible uses of our marketplace. The contractual provisions and the other steps we have taken to protect our intellectual property may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

           We may seek patents with respect to proprietary features of our technology that we currently use or intend to use in the future. We cannot assure you that any patents will be issued or, even if issued, that these patents will adequately protect our technology or processes or otherwise result in commercial advantages to us.

           We have applied for United States registration of our service marks “SupplierMarket.com”, “SmartMatch”, “RFQ Builder”, “RFQ Bid”, “SmartBid”, “SupplierMarketplace”, “People buy parts. People sell parts. This is where they meet.” and “SMC”.

Government Regulation

           As with many Internet companies, we operate in an environment of great uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation applicable to e-commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt existing regulations to its use. Future laws, regulations and court decisions may affect the Internet or other electronic services, covering issues such as user pricing, user privacy, freedom of expression, access charges, taxation, content and quality of products and services, advertising, antitrust, intellectual property rights and user authentication and information security. In addition, because our marketplace is available worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Any future law, regulation or court decision may have a negative impact on our business.

           Because we are an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to so qualify could subject us to fines and penalties and could result in our inability to enforce agreements.

           Numerous states have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which in most cases were enacted for consumer protection many years ago, apply to the auctions we conduct on our marketplace. However, one or more jurisdictions may attempt to impose these or new laws and regulations on our operations in the future.

Employees

           As of March 31, 2000, we had 125 employees. Of our employees, 62 are engaged in sales and marketing, 26 in research and development, 29 in general and administrative and 8 in operations. None of our employees is represented by a collective bargaining agreement, and we believe that we have satisfactory relations with our employees.

Facilities

           Our headquarters in Burlington, Massachusetts currently occupies approximately 28,000 square feet under a lease that expires in December 2004. We have entered into a letter of intent to lease an additional 8,000 square feet of space for our headquarters. We believe that our existing facilities in Burlington are adequate for the anticipated needs of our headquarters for the next 12 to 18 months. We also maintain sales presences in the following U.S. manufacturing centers: Baltimore, Birmingham, Buffalo, Chicago, Cincinnati, Cleveland, Detroit, Grand Rapids, Hartford, Indianapolis, Los Angeles, Milwaukee, Minneapolis, Newark, New York, Phoenix, Providence, San Diego, San Francisco and Seattle.

Legal Proceedings

           We are not currently involved in any material legal proceedings.

MANAGEMENT

Officers and Directors

           The following table sets forth information regarding our executive officers, certain other officers who make significant contributions to our business and directors as of April 30, 2000.

Name	Age	Position(s)
Jonathan Burgstone	28	Chief Executive Officer and Director
Asif Satchu	28	Chairman, President, Secretary and Director
Richard Feldt	48	Chief Operating Officer
Brian Bethers	40	Chief Financial Officer and Treasurer
Richard Bierwagen	38	Vice President of Sales and Marketing
Mark Diker	33	Managing Director of Strategic Development
Scott Donnelly	46	Vice President of Human Resources
Michael Ellis	31	Vice President and Corporate Controller
Brad Hafer	35	Vice President of Corporate Development
Daniel Heaney	47	Vice President of Treasury and Investor Relations
Murali Menon	40	Vice President of Engineering
Terrence Mullen	33	Managing Director of Strategic Development
Reza Satchu	30	Executive Vice President of Strategic Development
William Sheehan	31	Vice President of Business Development
Robert Barrett(1)	55	Director
Marco Iansiti(2)	38	Director
Peter Lamm(1)	48	Director
Robert Lanigan	67	Director
Marc Lipschultz(2)	31	Director
Ravi Mohan(2)	33	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.

           Jonathan Burgstone is one of our founders and has served as our Chief Executive Officer and one of our directors since our inception in February 1999 and as our Treasurer from inception until February 2000. Prior to our founding, Mr. Burgstone worked in various management positions in manufacturing at Ford Motor Company from 1994 to 1997. Mr. Burgstone received a bachelor’s degree in industrial engineering from the University of Illinois, a master’s degree in industrial and systems engineering from the University of Michigan and a master’s degree in business administration from Harvard Business School.

           Asif Satchu is one of our founders and has served as our President since August 1999 and as our Chairman and Secretary and one of our directors since our inception in February 1999. Prior to our founding, Mr. Satchu worked at Tiger Real Estate Partners, an affiliate of Tiger Management Corporation, a private equity fund manager, from 1995 to 1997, and at Morgan Stanley & Co., from 1993 to 1995. Mr. Satchu received a bachelor’s degree in economics and political science from McGill University and a master’s degree in business administration from Harvard Business School.

           Richard Feldt has served as our Chief Operating Officer since January 2000. Prior to joining us, Mr. Feldt worked for Symbol Technologies, a mobile data management systems manufacturing company, from 1995 to 2000, most recently serving as senior vice president and general manager of worldwide operations. Prior to joining Symbol, Mr. Feldt held senior operations positions at A.T. Cross from 1991 to 1995, at Eastman Kodak Company from 1988 to 1991 and at Spectra-Physics, Inc. from 1980 to 1988. He currently serves as a board member of GSW, Inc., a diversified Canadian manufacturer. Mr. Feldt received a bachelor’s degree in industrial engineering from Northeastern University.

           Brian Bethers has served as our Chief Financial Officer since January 2000 and as our Treasurer since February 2000. Prior to joining us, Mr. Bethers worked for Host Marriott Services from 1995 to 1999, serving as chief financial officer. From 1993 to 1995, Mr. Bethers served as vice president of development for Host Marriott Corporation. From 1985 to 1993, Mr. Bethers worked for Marriott Corporation most recently serving as director of finance. Mr. Bethers received a bachelor’s degree in public policy and a master’s degree in business administration from Brigham Young University.

           Richard Bierwagen has served as our Vice President of Sales and Marketing since September 1999. Prior to joining us, Mr. Bierwagen worked for GKN, plc, a global manufacturing company from 1986 to 1999, most recently serving as vice president and general manager. Mr. Bierwagen received a bachelor’s degree in business from Montana State University and a master’s degree in business administration from the Owen School at Vanderbilt University.

           Mark Diker has served as our Managing Director of Strategic Development since April 2000. Prior to joining us, Mr. Diker worked for Geocapital Partners, a technology-focused venture capital firm, from 1996 to 2000, most recently serving as a general partner. Prior to joining Geocapital Partners, Mr. Diker worked for Bankers Trust as a vice president in the Japanese Equity Derivatives Group. He currently serves as a board member of Autoweb.com and Infoimage, Inc. Mr. Diker received a bachelor’s degree in government from Harvard University and a master’s degree in business administration from Harvard Business School.

           Scott Donnelly has served as our Vice President of Human Resources since January 2000. Prior to joining us, Mr. Donnelly worked for Nortel Networks, previously Bay Networks, from 1993 to 1999, most recently serving as director of human resources for worldwide field operations. Prior to that he served as human resources manager at Hewlett Packard and Wang Laboratories. Mr. Donnelly received a bachelor’s degree in psychology from Hartwick College and a master’s of science degree in industrial relations from West Virginia University.

           Michael Ellis has served as our Vice President and Corporate Controller since April 2000 and has been with us since January 2000. Prior to joining us, Mr. Ellis worked for PricewaterhouseCoopers LLP from 1993 to 1999 with high-growth companies, principally in technology-based industries and, most recently as a director with venture capital and leveraged buyout firms in their mergers and acquisitions group. Mr. Ellis received bachelor’s degrees in accounting and politics and government from Ohio Wesleyan University and is a Certified Public Accountant.

           Brad Hafer has served as our Vice President of Corporate Development since February 2000. Prior to joining us, Mr. Hafer worked for A.T. Kearney from 1993 to 1999, most recently serving as a principal. Mr. Hafer received a bachelor’s degree in engineering from Lafayette College and a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.

           Daniel Heaney has served as our Vice President of Treasury and Investor Relations since April 2000. Prior to joining us, Mr. Heaney worked from 1980 to 1999 at EG&G Inc., now Perkin Elmer, a diversified high technology company, serving as Treasurer from 1995 to 1999. From 1980 to 1995, Mr. Heaney served in various financial roles including controller, technical services group and manager of international finance. Prior to that, he served as a senior financial analyst at Digital Equipment Corporation. Mr. Heaney received a bachelor’s degree in administrative sciences from Colby College and a master’s degree in business administration from the University of San Francisco.

           Murali Menon has served as our Vice President of Engineering since June 1999. Prior to joining us, Mr. Menon worked for Epsilon Data Management, a database marketing company, from 1998 to 1999, serving as senior director of the Internet group. From 1996 to 1998, Mr. Menon worked for Ordertrust, a company providing back-end payment and order processing services for on-line merchants serving as vice president of product management. From 1987 to 1996, Mr. Menon worked at the Massachusetts Institute of Technology’s Lincoln Laboratory as a researcher. Mr. Menon received a bachelor’s degree, a master’s degree and a doctorate in engineering from Case Western Reserve University.

           Terrence Mullen has served as our Managing Director of Strategic Development since March 2000. Prior to joining us, Mr. Mullen worked for Thomas H. Lee Partners, a private equity investment firm, from 1992 to 1994 and from 1996 to 2000, most recently serving as vice president. Mr. Mullen received a bachelor’s degree in finance and economics from the University of Notre Dame and a master’s degree in business administration from Harvard Business School.

           Reza Satchu has served as our Executive Vice President of Strategic Development since February 2000. Mr. Satchu began his affiliation with us while a managing director at Fenway Partners, a private equity investment firm, which is one of our principal investors. Mr. Satchu has taken a leave of absence from Fenway Partners. Prior to joining Fenway Partners in 1996, Mr. Satchu worked as an investment banker at Merrill Lynch & Co. Mr. Satchu currently serves as a director of Decorative Concepts and Iron Age Corporation. Mr. Satchu received a bachelor’s degree in economics and political science from McGill University and a master’s degree in business administration from Harvard Business School.

           William Sheehan has served as our Vice President of Business Development since February 2000 and has been with us since August 1999. Prior to joining us, Mr. Sheehan worked for Precision Castparts Corporation, an industrial manufacturing company, from 1998 to 1999, serving as vice president of business development. From 1995 to 1998, Mr. Sheehan worked for A.T. Kearney as a management consultant. Mr. Sheehan received a bachelor’s degree in electrical engineering from the University of Massachusetts and a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.

           Robert Barrett has served as one of our directors since June 1999. Mr. Barrett has served as a general partner since 1983 at Battery Ventures, a venture capital firm he founded, which is one of our principal investors. Mr. Barrett currently serves as a director of a number of companies, including Corillian Software, Interspeed, Brooktrout Technologies and Peerless Systems in addition to several privately-held companies. Mr. Barrett received a bachelor’s degree in history from Harvard College and a master’s degree in business administration from Harvard Business School.

           Marco Iansiti has served as one of our directors since February 2000. Mr. Iansiti has been a professor in the Technology and Operations Management Area at Harvard Business School since 1989, where he focuses his research and teaching on the management of technology, product development and the design and start-up of new ventures. He is a member of the advisory boards of Desktop.com, Inc. and PDF Solutions, Inc., and is a director of Integrated Development Enterprise, Inc. and Model N, Inc. Mr. Iansiti received a bachelor’s degree and a Ph.D. in physics from Harvard University.

           Peter Lamm has served as one of our directors since November 1999. Mr. Lamm is chairman and chief executive officer and a founding partner of Fenway Partners, which he co-founded in 1994 and which is one of our principal investors. Mr. Lamm currently serves as a director of a number of Fenway Partners’ portfolio companies, including Aurora Foods, Quality Stores, Iron Age Corporation, Simmons Company, Delimex Holdings, Decorative Concepts and Blue Capital Management. Mr. Lamm received a bachelor’s degree in English literature from Boston University and a master’s degree in business administration from Columbia University School of Business.

           Robert Lanigan has served as one of our directors since March 2000. Mr. Lanigan is Chairman Emeritus of the board of directors of Owens-Illinois, Inc., a manufacturer and seller of packaging products. Mr. Lanigan also serves as a director of Daimler Chrysler AG and IMS Health, Inc., a consulting company for the pharmaceutical and health care industries. Mr. Lanigan received his bachelor’s degree in economics from St. Francis College.

           Marc Lipschultz has served as one of our directors since December 1999. Mr. Lipschultz has worked since 1995 at Kohlberg Kravis Roberts & Co., one of our principal investors. Prior to joining Kohlberg Kravis Roberts & Co., Mr. Lipschultz worked as an investment banker at Goldman, Sachs & Co. Mr. Lipschultz serves as a director of Amphenol Corporation, The Boyd’s Collection, Ltd., Evenflo Company and Spaulding Sports Worldwide. Mr. Lipschultz received a bachelor’s degree from Stanford University and received a master’s degree in business administration from Harvard Business School.

            Ravi Mohan has served as one of our directors since June 1999. Mr. Mohan has worked with Battery Ventures since 1996, most recently as a general partner. Prior to joining Battery Ventures, Mr. Mohan worked for McKinsey & Company from 1994 to 1996. Mr. Mohan currently serves as a director for Corillian Software. Mr. Mohan received a bachelor’s degree in operations research and industrial engineering from Cornell University and a master’s degree in business administration from the University of Michigan Business School.

Board Composition

           Our board of directors currently consists of eight directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his or her successor is duly elected and qualified.

           The board of directors appoints our executive officers on an annual basis, and they serve until successors have been duly elected and qualified. Asif Satchu and Reza Satchu are brothers. There are no other family relationships among any of our directors, officers or key employees.

           The board of directors intends to name one additional outside director.

Election of Directors

           The election of Messrs. Barrett and Mohan to our board of directors in June 1999 was required by our stockholders agreement with the holders of our Series A preferred stock and of substantially all of our common stock. The election of Mr. Lamm in November 1999 and Mr. Lipschultz in December 1999 was required by our voting agreement with the holders of our Series A preferred stock, our Series B preferred stock and substantially all of our common stock. Both the stockholders agreement and the voting agreement automatically terminate upon the closing of this offering.

Board Committees

           Our board of directors has established an audit committee and a compensation committee, both in January 2000. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee reviews and determines the compensation and benefits of all of our officers, establishes and reviews general policies relating to the compensation and benefits of all of our employees, and upon the closing of this offering will administer our 1999 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

           Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of our current compensation committee has ever served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

           Our directors currently do not receive any cash compensation from us for their services as members of the board of directors. We reimburse our directors for out-of-pocket expenses in connection with attendance at board and committee meetings. All of our directors, including non-employee directors, are eligible to participate in our 1999 Stock Option Plan.

           In February and March 2000, we granted options to purchase 15,000 shares of common stock to each member of the board of directors other than Messrs. Burgstone and Satchu. These options vest ratably over twelve months following the date of grant.

Employment Arrangements

           We have entered into employment agreements with each of Messrs. Burgstone and Satchu. Our agreements with Messrs. Burgstone and Satchu require that we employ each of them in a position no lower in authority than Executive Vice President. Each of them will receive a salary of $150,000 annually, subject to adjustment from time to time by the board, plus a discretionary bonus. All work product and intellectual property created by Messrs. Burgstone and Satchu during the term of the agreements belong to us. Our agreements prohibit Messrs. Burgstone and Satchu from working for a competitor of ours and from soliciting any of our employees to work for either of them at another company for two years following termination of employment with us. The employment agreements provide that we may terminate Mr. Burgstone’s or Mr. Satchu’s employment upon 30 days notice, or earlier if the termination is for cause. If we terminate Mr. Burgstone’s or Mr. Satchu’s employment without cause or either of them terminates his employment for good reason, we must continue to pay each of them his base salary for 12 months. In addition, Mr. Satchu received a one-time bonus from us in March 2000 of $135,000.

           We have also entered into stock restriction agreements with each of Messrs. Burgstone and Satchu. Under these stock restriction agreements, as of March 2000, 1,553,444 shares held by each vest ratably each month that each executive is employed by us through June 2001. Our stock restriction agreement with each provides, among other things, that the vesting schedule of all shares of common stock owned by each will be accelerated by 12 months if we terminate him without cause or if he resigns for good reason.

Executive Compensation

           The following table sets forth a summary of the compensation paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer. No other executive officer earned more than $100,000. Mr. Burgstone was paid a salary from July 1 through December 31, 1999. His annual salary is $150,000. Compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of his total annual salary and bonus for 1999. We did not award any long term compensation to Mr. Burgstone in 1999.

Summary Compensation Table

Name and Principal Position	Salary	Bonus
Jonathan Burgstone	$73,365	$50,000
Chief Executive Officer

Option Grants

           Since our inception we have not granted any options to Mr. Burgstone.

1999 Stock Option Plan

           Our board of directors and shareholders adopted our 1999 Stock Option Plan in June 1999. We have reserved 5,251,924 shares of common stock for issuance under the plan. The plan terminates in June 2009, unless terminated earlier by our board of directors.

           Effective upon the closing of this offering the compensation committee of our board of directors will administer the plan. The compensation committee has authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan.

           The plan provides for the grant of both incentive stock options, commonly called ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, commonly called NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs may be granted to our employees, directors and consultants. Generally, the exercise price of ISOs must be at least equal to the fair market value of our common stock on the date of grant. Any grant of an ISO to a holder of 10% or more of our outstanding shares of common stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. Options granted under the plan have a maximum term of 10 years. Options granted under the plan may not be transferred other than by will or by the laws of descent and distribution. They generally also must be exercised during the lifetime of the optionee and only by the optionee.

           Options granted under the plan generally expire three months after the termination of the optionee’s service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death. If we are dissolved or liquidated or experience a “change in control”, the successor corporation, if any, may assume or substitute for outstanding awards. If a successor corporation does not assume or substitute for the awards, the compensation committee may accelerate the vesting of outstanding options.

Limitation of Liability and Indemnification Matters

           Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemption; or

•	any transaction from which the director derived an improper personal benefit.

           This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

           Our by-laws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by law. We believe that indemnification under our by-laws covers negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the by-laws would permit indemnification. We intend to obtain director and officer liability insurance that covers these matters, including matters arising under the Securities Act.

           At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

RELATED PARTY TRANSACTIONS

           From June through July 1999, we sold 6,562,873 shares of Series A preferred stock at $0.93 per share. In this private placement, we sold 4,317,324 shares to Battery Ventures V L.P. and affiliated entities, 1,618,997 shares to Sequoia Capital VIII and affiliated entities, 86,346 shares to Rustom and Zarina Satchu, Mr. Satchu’s parents, 68,357 shares to Peter Lamm and 68,357 shares to Reza Satchu, Mr. Satchu’s brother. Each share of Series A preferred stock is convertible into two shares of common stock.

           From November 1999 through February 2000, we sold 16,040,039 shares of Series B preferred stock at $2.34 per share. In this private placement, we sold 2,138,672 shares to Battery Ventures V L.P. and affiliated entities, 3,421,875 shares to Aurora Investments LLC, 3,421,875 shares to Fenway Partners Capital Fund II, L.P., 1,283,203 shares to Sequoia Capital VIII and affiliated entities, 155,954 shares to Rustom and Zarina Satchu, 78,630 shares to Peter Lamm, 78,630 shares to Reza Satchu and 56,632 shares to Karen Andrews, Mr. Burgstone’s mother. Each share of Series B preferred stock is convertible into one half of one share of common stock.

           In November 1999, we granted an immediately exercisable option to purchase 172,328 shares of common stock at $0.94 per share to Reza Satchu in connection with his provision of advisory services to us. His services included assistance in identifying potential financing sources and advice on growth strategies and product offerings. In April 2000, we granted Reza Satchu an option to purchase 180,000 shares of common stock at $5.00 per share in connection with his becoming our Executive Vice President of Strategic Development. This option vests with respect to one-eighth of the underlying shares six months after the date of grant. The option vests with respect to the remaining underlying shares ratably over the succeeding 42 months.

           From June 1999 through February 2000, we loaned a total of $133,634 to Asif Satchu. We did not charge interest on the loan. Mr. Satchu has since repaid all loaned amounts.

           Since the launch of our marketplace in October 1999, we have substantially relied on a small number of buyers to post a significant majority of requests for quotation on our marketplace. Some of these buyers are portfolio companies, or companies owned by investment funds that are either principal stockholders or affiliates of our principal stockholders or directors. For the three months ended March 31, 2000, these portfolio companies have accounted for 57% of the dollar value of requests for quotation that have resulted in bidding events. These portfolio companies include Amphenol Corporation, Aurora Foods, Evenflo Company, Intercontinental Art, J.L. French, The Milnot Company, Quality Farm & Country, The Simmons Company, Simonds Industries, Spalding Sports Worldwide, Sun Gro Horticulture and Woods Equipment Company. See “Risk Factors.”

           In each transaction set forth above where executive officers, directors, five percent or greater stockholders or family members of any of these persons purchased shares, these shares were purchased at the same price and on the same terms as shares purchased by other investors at those times.

           We will require that all future transactions with parties affiliated with us, including loans between us and our officers, directors, principal stockholders and their affiliates, be approved by a majority of the board of directors, including a majority of independent and disinterested directors, and that such transactions be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

           The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the following persons as of March 31, 2000:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all directors and executive officers as a group.

           Percentage ownership in the following table is based on 31,196,283 shares of common stock outstanding as of March 31, 2000. Percentage ownership assumes conversion of all shares of preferred stock outstanding as of March 31, 2000 into shares of common stock, which will occur upon the closing of this offering.

           We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 2000, assuming that this offering occurs in that 60-day period, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

           The address for each listed director and officer is c/o SupplierMarket.com, Inc., 10 Mall Road, Burlington, MA 01803. The address of the entities affiliated with Battery Ventures is c/o Battery Ventures, 901 Mariner’s Island Boulevard, Suite 475, San Mateo, CA 94404. The address for Sequoia Capital is 3000 Sandhill Road, Building 4, Suite 280, Menlo Park, CA 94025. The address of the Fenway Partners Capital Fund II, L.P. is c/o Fenway Partners, Inc., 152 West 57th St., New York, NY 10019. The address of Aurora Investments LLC is c/o Kohlberg Kravis Roberts & Co., 9 West 57th St., New York, NY 10019.

Beneficial Ownership

				Percentage of Shares Outstanding
Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Options Exercisable By May 30, 2000	Total	Before Offering	After Offering
Entities affiliated with Battery Ventures(1)	9,955,499	—	9,955,499	31.9%	24.2%
Entities affiliated with Sequoia Capital(2)	4,131,110	—	4,131,110	13.2%	10.0%
Jonathan Burgstone	3,535,218	—	3,535,218	11.3%	8.6%
Asif Satchu	3,535,218	—	3,535,218	11.3%	8.6%
Fenway Partners Capital Fund II, L.P.	1,792,072	—	1,792,072	5.7%	4.4%
Aurora Investments LLC, executives of KKR & Co.	1,751,505	—	1,751,505	5.6%	4.3%
Robert Barrett(1)	9,955,499	2,500	9,957,999	31.9%	24.2%
Marco Iansiti	51,729	1,250	52,979	*	*
Peter Lamm(3)	1,968,101	2,500	1,970,601	6.3%	4.8%
Robert Lanigan	4,278	1,250	5,528	*	*
Marc Lipschultz(4)	1,751,505	2,500	1,754,005	5.6%	4.3%
Ravi Mohan(1)	9,955,499	2,500	9,957,999	31.9%	24.2%
All directors and officers as a group (20 persons)(1)(3)(4)	21,634,194	295,951	21,930,145	69.6%	52.9%

*	Less than 1% of the outstanding shares of common stock.

(1)
Includes 8,515,061 shares held by Battery Ventures V L.P., 195,999 shares held by Battery Investment Partners V, LLC and 1,244,439 shares held by Battery Ventures Convergence Fund, L.P. Mr. Barrett and Mr. Mohan disclaim beneficial ownership of the shares held by these entities except to the extent of their pecuniary interest in those shares.

(2)
Includes 3,517,489 shares held by Sequoia Capital VIII, 75,732 shares held by Sequoia International Technology Partners VIII, 201,659 shares held by Sequoia International Technology Partners VIII (Q), 77,592 shares held by CMS Partners LLC, 7,124 shares held by Sequoia 1997, 221,332 shares held by Sequoia Capital Franchise Fund and 30,182 shares held by Sequoia Capital Franchise Partners.

(3)
Includes 1,792,072 shares held by Fenway Partners Capital Fund II, L.P. and 176,029 shares held directly by Mr. Lamm. Mr. Lamm is a managing member of Fenway Partners II, LLC, the general partner of Fenway Partners Capital Fund II, L.P. Mr. Lamm disclaims beneficial ownership of the shares held by Fenway Partners Capital Fund II, L.P. except to the extent of his pecuniary interest in those shares.

(4)
Includes 1,751,505 shares held by Aurora Investments LLC, an entity with which Mr. Lipschultz is affiliated. Mr. Lipschultz disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in those shares.

DESCRIPTION OF CAPITAL STOCK

General

           Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following paragraphs describe the material aspects of our capital stock.

Common Stock

           As of March 31, 2000, there were 10,050,519 shares of common stock outstanding, held of record by 45 stockholders. In addition, as of March 31, 2000, there were 3,794,760 shares of common stock subject to outstanding options. Upon completion of this offering, there will be 41,196,283 shares of common stock outstanding, assuming no exercise of outstanding stock options outstanding as of March 31, 2000. All outstanding shares of preferred stock will convert into common stock upon the closing of this offering.

           Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock will receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

           As of March 31, 2000, we had two series of convertible preferred stock: Series A and Series B. As of March 31, 2000, the number of outstanding shares for each series of our preferred stock was:

•	6,562,873 shares of Series A; and

•	16,040,039 shares of Series B.

           Upon the closing of this offering, all outstanding shares of Series A preferred stock will convert on a one-to-two basis into 13,125,745 shares of common stock and all outstanding shares of Series B preferred stock will convert on a two-to-one basis into 8,020,019 shares of common stock. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

Warrants

           In September, 1999 we issued a warrant to purchase 50,000 shares of Series A preferred stock at an exercise price of $0.93 per share. This warrant was outstanding at March 31, 2000 and is exercisable until September 21, 2006. Upon the closing of this offering, this warrant will automatically convert into a warrant to purchase 100,000 shares of common stock at an exercise price of $0.46.

           In February 2000, our board of directors authorized the issuance of strategic warrants to various companies to purchase up to a total of 2,181,416 shares of common stock. We have entered into non-binding letters of intent with several companies to issue warrants under this program. We expect that these warrants will vest during the remaining calendar quarters of 2000 and each quarter of 2001, based on the total quarterly dollar volume of requests for quotation posted by the warrant holder through our marketplace that result in an executed purchase order between the warrant holder and the supplier for the direct materials associated with the request for quotation.

Registration Rights

           Set forth below is a summary of the registration rights we have granted under our registration rights agreement. All holders of our preferred stock, each of Jonathan Burgstone and Asif Satchu and the holder of the warrant to purchase shares of our Series A preferred stock have registration rights under our registration rights agreement. These registration rights apply to the shares of our common stock that holders of preferred stock or warrants will receive upon conversion or exercise of the security they currently hold.

           Required Registrations.    At any time following 90 days after this offering, holders of the registration rights, excluding Messrs. Burgstone and Satchu, granted under our registration rights agreement may request us to register shares of common stock, provided the holders own at least 35% of the common stock issued upon conversion of preferred stock. These required registrations are subject to our right, upon advice of our underwriters, to reduce the number of shares proposed to be registered. We are obligated to effect only three registrations pursuant to requests for required registrations. If, pursuant to advice from our underwriters, we exclude shares requested to be included in a registration, the shares registered on behalf of the selling shareholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares with associated registration rights held by these shareholders.

           Incidental Registrations.    The holders of incidental registration rights, which, in addition to holders of preferred stock, include Jonathan Burgstone and Asif Satchu under the registration rights agreement, have unlimited rights to require us to register their shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease, or in the case of this offering, to eliminate, the number of shares that the holders may register.

           Registrations on Form S-3.    After we have qualified for registration on Form S-3, which will not be available until at least 12 months after we become a publicly reporting company, holders of registration rights may request in writing that we effect registrations on Form S-3. Holders of registration rights granted under our registration rights agreement may request an unlimited number of registrations on Form S-3.

           Restrictions.    Under our registration rights agreement, if our board of directors determines that a registration of our common stock would have a material adverse effect on one of our underwritten public offerings or would require premature disclosure of pending negotiations of a significant transaction, our board of directors may suspend these rights to register shares for so long as the condition exists, but in no event for longer than 90 days and not more than once in any twelve-month period.

           Transferability.    The registration rights granted under the registration rights agreement are transferable provided the transfer is to a person or entity holding at least 50,000 shares or to a partner, member, shareholder or affiliate of an existing party to the registration rights agreement, and provided the transferee agrees in writing to be bound by the terms of the registration rights agreement.

           Termination.    All registration rights terminate six years after the closing of this offering.

           Expenses.    We must bear all expenses associated with the filing of registration statements on behalf of holders of registration rights, except for underwriting discounts and selling commissions, which holders of registration rights selling in the offering must bear.

           In connection with our proposed issuance of strategic warrants, we expect to grant limited registration rights to holders of these warrants.

Anti-Takeover Provisions

Delaware Law

           We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	the corporation’s board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the time the person attained this status;

•
upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•
at or subsequent to the time the person became an interested stockholder, the corporation’s board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 [2] /3% of the outstanding voting stock not owned by the interested stockholder.

           A “business combination” generally includes a merger, asset or stock sale or other transaction with or caused by the interested stockholder. In general, an “interested stockholder” is a person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

           This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

           Elimination of Stockholder Action by Written Consent.    Our certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if properly brought before the meeting, and may not be taken by written consent in lieu of a meeting.

           Stockholder Meetings.    The by-laws will also provide that special meetings of the stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer.

           Notice Requirements for Stockholder Nominations and Proposals.    Under our by-laws to be effective upon the closing of this offering, stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements.

           Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us.

Transfer Agent and Registrar

           The transfer agent and registrar for the common stock is American Stock Transfer and Trust. The transfer agent’s address is 40 Wall Street, New York, NY 10005.

SHARES ELIGIBLE FOR FUTURE SALE

           Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

           Upon completion of the offering, we will have 41,196,283 outstanding shares of common stock, outstanding options to purchase 3,794,760 shares of common stock and outstanding warrants to purchase 100,000 shares of common stock, assuming no additional option or warrant grants or exercises after March 31, 2000. Of the 10,000,000 shares sold in the offering, no shares will be subject to the lock-up agreements described below assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have been reserved. We expect that all shares sold in the offering, plus any shares issued upon exercise of the underwriters’ over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

           The remaining 31,196,283 shares outstanding and 3,894,760 shares subject to outstanding options and warrants are “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, or if the securities can be sold under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

Lock-Up Agreements

           Our directors, officers, employees and various other stockholders, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. The lock-up agreements executed by our officers, directors and certain affiliates also cover any shares acquired through our directed share program. The lock-up agreements executed by our employees do not cover any shares they may acquire through our directed share program. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by the representatives of the underwriters of this offering. Assuming that the representatives of the underwriters of this offering do not release any security holders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

•
Beginning on the effective date of the registration statement of which this prospectus forms a part, all of the 10,000,000 shares sold in this offering will be immediately available for sale in the public market.

•	Beginning 180 days after the effective date, an additional 29,809,457 shares will be eligible for sale pursuant to Rule 144 and Rule 701.

Rule 144

           In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately 411,963 shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

           Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

           Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

           Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Employee Plans

           We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under our 1999 Stock Option Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resellable under Rule 701. As of March 31, 2000, we had granted options to purchase 3,794,760 shares of common stock to employees that had not been exercised, of which options to purchase 136,808 shares were exercisable. See “Management—1999 Stock Option Plan” and “Description of Capital Stock—Registration Rights.”

CERTAIN UNITED STATES FEDERAL TAX
CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

General

           This section summarizes the material U.S. Federal tax consequences to holders of common stock that are non-U.S. holders. In general, you are a non-U.S. holder if you are:

•	an individual who is a nonresident alien of the U.S;

•	a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

•	an estate that is not taxable in the U.S. on its worldwide income; or

•	a trust that is either not subject to primary supervision over its administration by a U.S. Court or not subject to the control of a U.S. person with respect to substantial trust decisions.

           If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

           If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

           This discussion does not address all aspects of U.S. Federal taxation, and in particular is limited in the following ways:

•	the discussion assumes that you hold your common stock as a capital asset (that is, for investment purposes), and that you do not have a special tax status;

•	the discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock;

•	the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence;

•	the discussion is based on current law. Changes in the law may change the tax treatment of the common stock;

•	the discussion does not cover state, local or foreign law; or

•	we have not requested a ruling from the IRS on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

           If you are considering buying common stock, we suggest that you consult your tax advisors about the tax consequences of holding and disposing of the common stock in your particular situation.

Distributions

           Distributions paid on the shares of common stock generally will constitute dividends for U.S. Federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. To the extent that the amount of any distributions exceeds our current or accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a disposition of the common stock (as discussed below). Dividends paid to you generally will be subject to U.S. withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty, unless you receive the dividends in connection with a trade or business you conduct in the U.S. To receive a reduced treaty rate, you must furnish to us or our paying agent a duly completed Form 1001 or Form W-8BEN (or substitute form) certifying to your qualification for the reduced rate.

           Currently, withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. Federal income tax purposes. However, withholding on distributions made after December 31, 2000, may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate of our accumulated and current earnings and profits.

           In order to claim an exemption from withholding on the ground that the dividends are effectively connected with a U.S. trade or business, you must provide to us or our paying agent a duly completed Form 4224 or Form W-8ECI (or substitute form) certifying your exemption. However, dividends exempt from U.S. withholding because they are effectively connected generally are subject to U.S. Federal income tax on a net income basis at the regular graduated tax rates. These rules might be altered by an applicable tax treaty. If you are a corporation, any effectively connected dividends received by you may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty.

           Under current U.S. Treasury regulations, dividends paid before January 1, 2001, to an address outside the U.S. are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules.

           For dividends paid after December 31, 2000, you generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate, as described above, unless you comply with certain IRS certification or documentary evidence procedures. Certain changes to these rules apply to dividend payments made after December 31, 2000 to certain non-U.S. holders or foreign intermediaries. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.

           You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

           You generally will not be subject to U.S. Federal income tax on a sale or other disposition of the common stock unless one of the following apply:

•
if the gain is effectively connected with a trade or business you conduct in the U.S. you will, unless an applicable treaty provides otherwise, be taxed on your net gain on the sale under regular graduated U.S. Federal income tax rates. If you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

•
if you are an individual and are present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, you will be subject to a flat 30% tax on your gain from the sale, which may be offset by certain U.S. capital losses.

•
if we are or have been a U.S. real property holding corporation for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held the common stock, and certain other conditions apply, you may be taxable in the U.S. on your gain from a sale of the common stock pursuant to the effectively connected rules described above. We believe that we never have been, are not currently and are not likely in the future to become, a U.S. real property holding corporation for U.S. Federal income tax purposes.

Federal Estate Tax

           If you are an individual who owns or is treated as owning common stock at the time of your death or if you have made certain lifetime transfers of an interest in common stock, you will be required to include the value of the common stock in your gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

           We must report annually to the IRS the amount of dividends paid to you and the tax withheld with respect to the dividends. These requirements apply even if withholding was not required on payments to you. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in your country of residence.

           Backup withholding tax generally may be imposed at the rate of 31% on certain payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-U.S. holders. See the discussion under “Distributions” above for rules regarding reporting requirements to avoid backup withholding on dividends paid after December 31, 2000.

           As a general matter, information reporting and backup withholding will not apply to a payment to you by or through a foreign office of a foreign broker of the proceeds of a sale of common stock effected outside the U.S. However, information reporting requirements, but not backup withholding, will apply to such a payment if the broker:

•	is a U.S. person;

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	is a controlled foreign corporation as defined in the Internal Revenue Code; or

•	is a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

           Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met or you otherwise establish an exemption.

           Payment of the proceeds of a sale of common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you certify to the payor in the manner required as to your non-U.S. status under penalties of perjury or otherwise establish an exemption.

           Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against your U.S. Federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

           The foregoing discussion is only a summary of certain U.S. Federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of common stock, including the effect of any state, local, foreign or other tax laws and any applicable income or estate tax treaties.

UNDERWRITING

           Under the terms and subject to the conditions contained in an underwriting agreement dated                  , 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
FleetBoston Robertson Stephens Inc.

Total

           The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

           We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                   additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

           The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $     per share. The underwriters and the selling group members may allow a discount of $     per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

           The following table summarizes the compensation and estimated expenses we will pay.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

           The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

            We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for grants of employee stock options pursuant to the terms of any plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus, employee stock purchases pursuant to the terms of a plan in effect on the date of this prospectus or the issuance of shares pursuant to the exercise of any other stock options or warrants outstanding on the date of this prospectus.

           Our officers, directors, employees and various other stockholders, who together hold substantially all of our stock, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

           The underwriters have reserved for sale at the initial public offering price up to 1,000,000 shares of common stock for non-officer employees; friends and family members of our employees, officers and directors; and individuals affiliated with our principal stockholders, strategic partners and several companies who participate in our marketplace as buyers who have expressed an interest in purchasing our common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Assuming that we sell all shares reserved under our directed share program to the persons for whom these shares have been reserved, none of these reserved shares will be subject to the lock-up agreements described in the preceding paragraph.

           We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

           We have applied to list the shares of common stock on The Nasdaq Stock Market’s National Market under the symbol “SMKT”.

           Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives, and may not reflect the market price for the common stock following this offering. We will consider, among others, the following principal factors in determining the initial public offering price:

•	the information in this prospectus and otherwise available to the representatives;

•	market conditions for initial public offerings;

•	the history of and prospects for the industry in which we will compete;

•	our past and present operations;

•	our past and present earnings and current financial position;

•	the ability of our management;

•	our prospects for future earnings;

•	the present state of our development and our current financial condition;

•	the recent prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	the general condition of the securities markets at the time of this offering; and

•	other relevant factors.

           We can offer no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active trading market for the common stock will develop and continue after this offering.

           The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

           These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of the transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

           A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

           The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

           Each purchaser of the common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under “Resale Restrictions”.

Rights of Action (Ontario Purchasers)

           The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

           All of the issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

           A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

           Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF COMMON STOCK

           The validity of the common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Cravath, Swaine & Moore, New York, New York, has represented the underwriters in this offering. Attorneys of Ropes & Gray own 10,694 shares of our common stock through a collective investment vehicle.

EXPERTS

           The financial statements as of December 31, 1999 and for the period from inception, February 12, 1999 to December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

           We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

           You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of these reference facilities by calling the Commission at 1 (800) SEC-0330. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission’s Internet site, http://www.sec.gov.

           We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.
SUPPLIERMARKET.COM, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
SupplierMarket.com, Inc.:

           In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of SupplierMarket.com, Inc. as of December 31, 1999 and the results of its operations and cash flows for the period from inception (February 12, 1999) through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts
March 1, 2000

SUPPLIERMARKET.COM, INC.

BALANCE SHEETS

	December 31, 1999	March 31, 2000	Pro Forma March 31, 2000
		(unaudited)	(unaudited)
			Note 2
Assets
Current assets:
Cash and cash equivalents	$36,761,018	$23,420,956	$23,420,956
Accounts receivable, net of allowances of $0 and $18,076 at December 31, 1999 and March 31, 2000 (unaudited), respectively	7,475	155,320	155,320
Prepaid expenses and other assets	684,913	3,268,805	3,268,805
Loan receivable from related party	133,634	133,634	133,634

Total current assets	37,587,040	26,978,715	26,978,715
Property and equipment, net	1,554,043	3,517,955	3,517,955

Total assets	$39,141,083	$30,496,670	$30,496,670

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$ 1,405,508	$2,461,340	$ 2,461,340
Accrued expenses and other liabilities	396,574	350,175	350,175

Total current liabilities	1,802,082	2,811,515	2,811,515
Commitments and contingencies (Note 10)
Redeemable convertible Series A preferred stock, $0.001 par value, 6,612,873 shares authorized, 6,562,873 shares issued and outstanding; no shares issued and outstanding on a pro forma basis (unaudited)	6,080,501	6,080,501	—
Redeemable convertible Series B preferred stock, $0.001 par value, 16,040,040 shares authorized, 14,863,770 and 16,040,039 shares issued and outstanding at December 31, 1999 and March 31, 2000 (unaudited), respectively; no shares issued and outstanding on a pro forma basis (unaudited)	34,750,003	34,478,339	—
Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 85,000,000 shares authorized, 9,884,246 and 10,050,519 shares issued and outstanding at December 31, 1999 and March 31, 2000 (unaudited), respectively; 31,196,283 shares issued and outstanding on a pro forma basis (unaudited)	9,884	10,051	31,196
Additional paid-in capital	7,946,736	25,165,116	65,702,811
Deferred stock-based compensation	(5,386,142)	(18,172,218)	(18,172,218)
Accumulated deficit	(6,061,981)	(19,876,634)	(19,876,634)

Total stockholders’ (deficit) equity	(3,491,503)	(12,873,685)	27,685,155

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$39,141,083	$30,496,670	$30,496,670

The accompanying notes are an integral part of these financial statements.

SUPPLIERMARKET.COM, INC.

STATEMENTS OF OPERATIONS

	Period From Inception (February 12, 1999) Through December 31, 1999	Three Months Ended March 31, 2000
		(unaudited)
Revenue	$ 51,541	$ 216,791
Operating expenses:
Costs of revenue (excluding $5,942 and $41,789 of stock-based compensation, respectively)	107,605	205,615
Sales and marketing (excluding $97,552 and $176,170 of stock-based compensation, respectively)	2,397,405	10,576,301
Research and development (excluding $43,190 and $128,199 of stock- based compensation, respectively)	515,993	681,116
General and administrative (excluding $2,584,831 and $1,048,935 of stock-based compensation, respectively)	636,171	1,577,297
Stock-based compensation	2,731,515	1,395,093

Total operating expenses	6,388,689	14,435,422

Operating loss	(6,337,148)	(14,218,631)
Interest income	280,109	403,978

Net loss	$ (6,057,039)	$(13,814,653)

Net loss per share, basic and diluted	$ (2.66)	$ (2.24)

Weighted average common shares outstanding, basic and diluted	2,344,874	6,223,990

Unaudited pro forma net loss per share, basic and diluted	$ (0.58)	$ (0.51)

Unaudited pro forma weighted average common shares outstanding, basic and diluted	10,446,037	27,210,518

The accompanying notes are an integral part of these financial statements.

SUPPLIERMARKET.COM, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock	Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Total Stockholders’ Deficit
Issuance of 9,859,246 shares of common stock	$ 9,859	$ —	$ —	$ (4,930)	$ 4,929
Exercise of stock options for 25,000 shares	25	—	—	(12)	13
Deferred stock-based compensation	—	8,117,657	(8,117,657)	—	—
Amortization of deferred compensation	—	—	2,731,515	—	2,731,515
Accretion of preferred stock to redemption value	—	(170,921)	—	—	(170,921)
Net loss	—	—	—	(6,057,039)	(6,057,039)

Balance at December 31, 1999	9,884	7,946,736	(5,386,142)	(6,061,981)	(3,491,503)
Value of preferred stock beneficial conversion feature	—	3,128,876	—	—	3,128,876
Exercise of stock options for 166,292 shares	167	15,549	—	—	15,716
Deferred stock-based compensation, net of option cancellations	—	14,181,169	(14,181,169)	—	—
Amortization of deferred compensation	—	—	1,395,093	—	1,395,093
Accretion of preferred stock to redemption value	—	(107,214)	—	—	(107,214)
Net loss	—	—	—	(13,814,653)	(13,814,653)

Balance at March 31, 2000 (unaudited)	$10,051	$25,165,116	$(18,172,218)	$(19,876,634)	$(12,873,685)

The accompanying notes are an integral part of these financial statements.

SUPPLIERMARKET.COM, INC.

STATEMENTS OF CASH FLOWS

	Period From Inception (February 12, 1999) Through December 31, 1999	Three Months Ended March 31, 2000
		(unaudited)
Cash flows from operating activities:
Net loss	$ (6,057,039)	$(13,814,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95,526	266,001
Stock-based compensation	2,731,515	1,395,093
Changes in operating assets and liabilities:
Accounts receivable	(7,475)	(147,845)
Prepaid expenses and other assets	(684,913)	(2,583,892)
Loan receivable from related party	(133,634)	—
Accounts payable	1,405,508	1,055,832
Accrued expenses and other liabilities	396,574	(46,399)

Net cash used in operating activities	(2,253,938)	(13,875,863)

Cash flows from investing activities:
Purchases of property and equipment	(1,649,569)	(2,229,913)

Net cash used in investing activities	(1,649,569)	(2,229,913)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock	40,659,583	2,749,998
Proceeds from issuance of common stock	4,942	15,716

Net cash provided by financing activities	40,664,525	2,765,714

Net increase (decrease) in cash and cash equivalents	36,761,018	(13,340,062)
Cash and cash equivalents, beginning of period	—	36,761,018

Cash and cash equivalents, end of period	$36,761,018	$23,420,956

The accompanying notes are an integral part of these financial statements.

SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Note 1.    Description of Business

           SupplierMarket.com, Inc. (the “Company”) is a business-to-business, Internet-based marketplace serving the direct materials market. Our marketplace allows participants to buy and sell direct materials across a wide variety of industrial segments. We feature an anonymous bidding event with a competitive, reverse auction.

           The Company was formed on February 12, 1999 under the laws of the state of Delaware. During the period from inception through October 1999, the Company was a development stage enterprise and did not have any revenue. During this period, the Company’s operating activities related to the design and development of our Internet-based marketplace, the development of our corporate infrastructure and the establishment of relationships with buyers and suppliers of direct materials. The Company began providing business-to-business online bidding events in October 1999 through the launch of its Internet-based marketplace.

           The Company expects to experience continuing operating losses and negative cash flows as management executes its current business plan. At December 31, 1999, the Company had cash and cash equivalents totaling approximately $36,800,000. In June 1999, the Company completed its Series A preferred stock offering and received net proceeds of approximately $6,100,000. In November 1999, the Company conducted a Series B preferred stock offering and received net proceeds of approximately $34,600,000. The Company’s Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company’s common stock in a proposed initial public offering. Management believes that it has sufficient funds, excluding any proceeds from this offering, to sustain its current business plan through March 31, 2001.

Note 2.    Summary of Significant Accounting Policies

Unaudited Interim Financial Data

           The financial information as of March 31, 2000 and for the three months ended March 31, 2000 is unaudited. In the opinion of management, the interim financial information includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any future period.

Cash and cash equivalents

           The Company considers all unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents. Such investments are carried at cost, which approximates fair value.

Property and equipment

           Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income or loss for the period. Repair and maintenance expenditures are expensed as incurred. Depreciation expense was approximately $48,000 for the period from inception (February 12, 1999) through December 31, 1999.
SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Revenue recognition

           The Company generates revenue from transaction fees earned on bidding events that result in a buyer selecting a supplier to fulfill its request for quotation. Revenue is recognized when all of the following criteria have been met: the Company has rendered its service to the supplier; the Company has an enforceable right to collect from the supplier; collection of the transaction fee is reasonably assured; and, the amount of the transaction fee is fixed or determinable. Transaction fee revenue is recognized when the buyer has selected a supplier, the supplier has agreed to the payment terms, the supplier has issued a purchase order for the transaction fee and payment is not contingent on a future event. A sales allowance is recorded for transaction fees which are subject to adjustment for changes in price and volume of material ultimately delivered to the buyer.

Costs of revenue

           Costs of revenue consist primarily of expenses related to staffing and operation of the Company’s Internet-based marketplace services and amortization of capitalized web site development costs.

Advertising costs

           Advertising costs are expensed at the time the first advertisement is aired or printed or when the promotion occurs. No amounts have been deferred on the balance sheet as of December 31, 1999. Advertising expense was approximately $461,000 for the period from inception (February 12, 1999) through December 31, 1999.

Capitalized web site development costs

           The Company accounts for costs incurred to design and develop its Internet-based marketplace in accordance with Statement of Position 98-1, which requires computer software costs associated with internal use software to be charged to operations until certain capitalization criteria are met. Costs of approximately $424,000 were capitalized for the period from inception (February 12, 1999) through December 31, 1999 and are being amortized over 18 months. Amortization expense was approximately $47,000 for the period from inception (February 12, 1999) through December 31, 1999. These costs are included in property and equipment (Note 4).

Start-up costs

           Start-up costs are expensed as incurred, and primarily include costs to establish the Company, new locations or new operations.

Stock-based compensation expense

           The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company’s stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18.

Net loss per share

           Basic and diluted net loss per common share is presented in conformity with SFAS 128, “Earnings Per Share.” Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock held by employees. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method) as well as unvested restricted stock held by employees. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.

           Pro forma net loss per share is computed assuming the conversion of all outstanding shares of convertible preferred stock, which will automatically convert into common stock upon an initial public offering as if the shares converted at the original date of issuance.

           The following table sets forth the computations of net loss per share:

	Period From Inception (February 12, 1999) to December 31, 1999		Three Months Ended March 31, 2000
	As Reported	Pro Forma	As Reported	Pro Forma
			(unaudited)	(unaudited)
Basic and diluted:
Net loss	$(6,057,039)	$(6,057,039)	$(13,814,653)	$(13,814,653)
Accretion of preferred stock to redemption value	(170,921)	—	(107,214)	—

Net loss attributable to common shareholders	$(6,227,960)	$(6,057,039)	$(13,921,867)	$(13,814,653)

Weighted average common shares outstanding	2,344,874	2,344,874	6,223,990	6,223,990
Weighted average impact of conversion of preferred stock to common stock	—	8,101,163	—	20,986,528

Total	2,344,874	10,446,037	6,223,990	27,210,518

Net loss per share, basic and diluted	$ (2.66)	$ (0.58)	$ (2.24)	$ (0.51)

           For the period from inception (February 12, 1999) through December 31, 1999 and for the three months ended March 31, 2000, respectively, as reported, 23,011,439 and 25,040,527 potentially dilutive common shares in the form of stock options, warrants and convertible preferred stock were excluded from the calculation of net loss per share because their effect was antidilutive. In addition, 3,919,205 and 3,302,033 shares of restricted stock at December 31, 1999 and at March 31, 2000, respectively, were excluded from the calculations of basic net loss per share because the shares revert to the Company if the related vesting conditions are not met and from the calculations of diluted net loss per share because their effect was antidilutive.

Pro forma balance sheet

           Upon the closing of the Company’s proposed initial public offering, all of the shares of redeemable convertible Series A and Series B preferred stock outstanding as of March 31, 2000 will automatically convert into 21,145,764 shares of the Company’s common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the preferred stock into common stock as of March 31, 2000. All references to pro forma information in the notes to these financial statements are unaudited.

SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Fair value of financial instruments

           The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

Use of estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

           Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars. Portions of the Company’s accounts receivable balances are settled through electronic fund transfers. As a result, the majority of accounts receivable are collected upon processing of those transactions. As of December 31, 1999, two customers accounted for 100% of accounts receivable and, during the period from inception through December 31, 1999, two additional customers accounted for 100% of revenue.

Income taxes

           Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

Comprehensive income (loss)

           The Company has adopted SFAS 130, “Reporting Comprehensive Income,” effective February 12, 1999. No material differences exist between net loss and comprehensive loss.

Recent accounting pronouncements

           In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which established accounting and reporting standards for derivative instruments and hedging. It requires entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative or hedging activities, and accordingly does not believe the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, “Deferral of Effective Date of the FASB Statement No. 133,” in 2001.

           In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company believes that its current revenue recognition policy complies with the Commission’s guidelines.

Note 3.    Prepaid expenses and other assets

           Prepaid expenses and other assets consist of the following:

	December 31, 1999	March 31, 2000
Prepaid advertising	$ —	$2,107,618
Deposits	156,578	395,539
Deferred offering costs	—	164,985
Other prepaid expenses	528,335	600,663

	$684,913	$3,268,805

Note 4.    Property and Equipment

           Property and equipment consist of the following:

	December 31, 1999	March 31, 2000
Computer equipment	$ 511,184	$2,355,159
Purchased software	437,806	471,606
Web site development costs	424,281	476,781
Office equipment	161,720	243,025
Furniture and fixtures	114,578	332,911

	1,649,569	3,879,482
Less: accumulated depreciation and amortization	(95,526)	(361,527)

	$1,554,043	$3,517,955

           Depreciation and amortization expense was approximately $96,000 and $266,000 for the period from inception through December 31, 1999 and for the three months ended March 31, 2000, respectively.

Note 5.    Accrued Expenses

           Accrued expenses consist of the following:

	December 31, 1999	March 31, 2000
Accrued payroll and related costs	$114,422	$160,539
Accrued commissions	106,750	145,912
Accrued other expenses	175,402	43,724

	$396,574	$350,175

SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Note 6.    Lines of Credit

           In September 1999, the Company entered into working capital and equipment lines of credit with its bank. The working capital line of credit provided for borrowings up to a maximum of $500,000. The equipment line of credit agreement allowed for borrowings of up to $1,000,000. Borrowings under these facilities were payable in 36 equal monthly installments of principal and interest. The underlying notes were secured by substantially all of the assets of the Company. Interest on the working capital line was charged at the prime rate plus 1% (9.5% as of December 31, 1999). Interest on the equipment line was charged at the 36-month U.S. Treasury rate plus 245 basis points (8.71% as of December 31, 1999). As of December 31, 1999, there were no amounts outstanding under either facility. These facilities were terminated by the Company on February 17, 2000.

           In connection with these agreements, the Company issued a detachable warrant, which permits the holder to purchase 50,000 shares of the Company’s Series A Redeemable Convertible Preferred stock at an exercise price of $0.93 per share. The warrant is exercisable immediately and expires on September 21, 2006. The fair value of the warrant at the date of issuance was not material to the Company’s financial statements.

Note 7.    Income Taxes

           The Company had no income tax provision during the period from inception through December 31, 1999 since the Company had a net taxable loss during this period.

           Deferred tax assets and liabilities consist of the following as of December 31, 1999:

Net operating losses	$1,712,606
Stock-based compensation	935,617
Research and development tax credits and other	81,580

Net deferred tax assets	2,729,803
Valuation allowance	(2,729,803)

Net deferred tax assets	$ —

           In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that some portion of the net deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 1999, since it is more likely than not that these future tax benefits will not be realized.

           As of December 31, 1999, the Company had available federal and state net operating loss carryforwards of $4,200,000 and $4,100,000, respectively. These net operating loss carryforwards may be used to offset future federal and state income taxes through 2019 and 2009, respectively. However, changes in the Company’s ownership as defined in the Internal Revenue Code, may limit the Company’s ability to utilize the net operating loss and tax credit carryforwards.
SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Note 8.    Stockholders’ Equity

Redeemable Convertible Preferred Stock

           The Company has authorized 22,652,913 shares of preferred stock. The Company designated 6,612,873 of these shares as Series A Convertible Preferred Stock, par value $0.001 (“Series A”) and 16,040,040 of these shares as Series B Convertible Preferred Stock, par value $0.001 (“Series B”). In July and August 1999, the Company sold 6,562,873 Series A shares at $0.93 per share. Proceeds from the offering totaled $6,041,000, net of offering costs of approximately $40,000. In November 1999, the Company sold 14,863,770 Series B shares at $2.34 per share. Proceeds from the offering totaled $34,619,000, net of offering costs of approximately $131,000.

           The Company’s Series A and Series B preferred stock are convertible into common stock upon a conversion ratio of one-to-two and two-to-one, respectively, which is subject to adjustment as defined in the Company’s Amended and Restated Certificate of Incorporation. All series of preferred stock will be converted automatically into an appropriate number of common stock immediately upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The holders of Series A and Series B preferred stock each have the right to elect two directors, for a total of four directors. The holders of the Series A and Series B preferred stock have a liquidation preference over the holders of common stock equal to the purchase price of the preferred stock, adjusted for certain events as defined in the Amended and Restated Certificate of Incorporation, and have certain anti-dilution protection.

           The Company is required to redeem the Series A and Series B redeemable convertible preferred stock from the holders upon receipt of request from holders of shares representing a majority of the then outstanding shares of preferred stock. Redemption could first be required by the holders on June 28, 2004 for Series A and on November 18, 2004 for Series B and later upon the first anniversaries thereof. The redemption price is equal to the purchase price of the preferred stock plus accrued, unpaid dividends at the redemption date.

           The Company has granted preemptive rights to the holders of Series A and Series B preferred stock. In the event that the Company seeks to raise additional capital, these rights allow holders, under certain circumstances, to maintain their percentage ownership of the Company. All preemptive rights terminate upon an initial public offering of the Company’s common stock.

Issuance of Additional Preferred Stock

           In January and February 2000, the Company issued 1,176,270 shares of Series B preferred stock for net proceeds of $2,750,000. Approximately 386,954 shares were sold to related parties. The intrinsic value of the associated beneficial conversion feature of approximately $3,100,000 was initially recorded as additional paid-in capital and as a reduction in the carrying amount of preferred stock. This amount will be accreted to increase the carrying amount of preferred stock using the straight-line method over the 58 month period until the first required redemption date of the preferred stock.

Common Stock

           The Company has authorized 85,000,000 shares of common stock. On February 29, 2000, the Company effected a one-for-two reverse stock split of the common stock. All common share and per share amounts in the accompanying financial statements, including stock options and warrants, have been restated to reflect the effect of this reverse stock split. The preferred shares were not affected by the reverse stock split; however, the conversion features discussed above reflect the effect of this reverse stock split.
SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

            The Company has entered into agreements with two officers of the Company pursuant to which 6,988,500 shares of common stock were subject to restriction as to the sale or transfer of the shares until the restrictions have lapsed. In the event these officers are no longer employed by the Company before the restrictions lapse, the Company has the right to repurchase any or all unvested shares at their original issuance price. Under these stock restriction agreements, 3,493,250 shares of common stock owned by the two officers were fully vested and no longer subject to restriction at December 31, 1999. The remaining 3,495,250 shares vest ratably each month through June 2001. Additionally at December 31, 1999, an employee and an advisor hold in the aggregate 423,955 shares of common stock subject to similar restrictions, which lapse over a two to four year period.

Note 9.    Stock Plans

1999 Stock Option Plan

           In 1999, the Company adopted the 1999 Stock Option Plan, the “1999 Plan”, that provides for the granting of incentive and nonqualified stock options. The exercise price for incentive stock options issued under the 1999 Plan are equal to 100% of the fair market value of the stock on the date of grant, and 110% for stockholders with 10% or more ownership of the Company, if applicable, as determined by the Company’s Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. The options have a term of ten years. Vesting of options granted is set at the discretion of the Board of Directors, but is generally 12.5% after six months and then monthly for the next 42 months. The aggregate number of common shares authorized to be issued under the 1999 Plan is 5,251,924.

           Through December 31, 1999, the Company had issued options to purchase a total of 728,224 shares of common stock to non-employees, including options to purchase 172,328 shares issued to a related party, with exercise prices ranging from $0.001-$0.93. In connection with the grant of these options to non-employees, the Company recorded deferred compensation of aproximately $6,400,000 at December 31, 1999. Compensation expense related to non-employee stock options was $2,500,000 in 1999, of which $579,000 related to grants to related parties. Compensation expense related to non-employee stock options was $802,000 for the three months ended March 31, 2000, of which none related to grants to related parties.

           In connection with the grant of certain stock options to employees during 1999, the Company recorded deferred compensation of approximately $2,800,000, representing the difference between the option exercise price and the subsequently determined fair value of the common stock at the grant date multiplied by the 1,650,584 shares under option. Such amount is presented as deferred compensation in stockholders’ deficit and is amortized over the vesting periods of the applicable options. The Company recorded compensation expense of $166,000 in 1999 related to these options. In the three months ended March 31, 2000, the Company recorded additional deferred compensation of approximately $14,200,000 related to the grants to employees of stock options to purchase 1,822,625 shares.
SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

            A summary of the options granted under the 1999 Plan during the period from inception (February 12, 1999) through December 31, 1999 and for the three months ended March 31, 2000 is presented below:

	Number of Shares	Weighted Average Exercise Price
Granted	2,378,808	$0.31
Exercised	(25,000)	0.00
Cancelled	—	—

Options outstanding at December 31, 1999	2,353,808	0.38
Granted	1,822,625	1.86
Exercised	(166,273)	0.10
Cancelled	(215,400)	0.91

Options outstanding at March 31, 2000	3,794,760	$1.07

           The following table summarizes information about the options outstanding as of December 31, 1999:

	Options Outstanding			Options Exercisable
Range of Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.093-$0.935	2,353,808	9.74	$0.38	49,921	$0.093

           At December 31, 1999, there were 2,873,116 shares available for future grant under the 1999 Plan. The weighted average fair value of options granted during 1999 was $6.99.

           The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its stock option plans. Had the Company accounted for these plans under SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the following pro forma amounts for the period from inception through December 31, 1999:

Net loss attributable to common stockholders:
As reported	$(6,227,960)

Pro forma	$(6,274,960)

Net loss per share, basic and diluted
As reported	$ (2.66)

Pro forma	$ (2.68)

           For the purpose of determining stock-based compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the period from inception through December 31, 1999: risk-free interest rate of 6%; no expected dividend yield; expected life of 4.0 years; and an expected volatility of 0%.
SUPPLIERMARKET.COM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(THE INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
MARCH 31, 2000 IS UNAUDITED)

Note 10.    Commitments and Contingencies

           The Company is party to a non-cancelable lease agreement for its corporate headquarters. Rent expense under this non-cancelable operating lease totaled approximately $70,000 for the period from inception (February 12, 1999) through December 31, 1999. Minimum future lease obligations under the non-cancelable operating lease in effect at December 31, 1999 are as follows:

Year Ending December 31,
2000	$ 741,051
2001	761,089
2002	761,089
2003	761,089
2004	761,089

Total	$3,785,407

Note 11.    Loan Receivable from Related Party

           During 1999, the Company loaned approximately $134,000 to its President which was paid in full in April 2000.

Note 12.    Subsequent Events

Common stock purchase warrants

           The Company has executed non-binding letters of intent with several strategic partners (“Partners”) whereby the Partners receive consideration, in the form of common stock purchase warrants, in exchange for utilizing the Company’s service for their direct materials purchasing. It is expected that the majority of the warrants, if issued, will vest during the final three calendar quarters of 2000 and each calendar quarter of 2001,contingent upon the quarterly volume of each Partners’ RFQs submitted to the Company’s marketplace which result in an executed purchase order between the Company and the supplier for the RFQ.

[INSIDE BACK COVER PAGE OF PROSPECTUS]

Graphic features large arrows pointing into the middle of the page from the upper-right corner of the page and from the lower-left corner of the page. Both arrows point to the SupplierMarket.com logo and the following text in the middle of the page: “People buy parts. People sell parts. This is where they meet.”

[BACK COVER]

Graphic of SupplierMarket.com logo.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

           The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

SEC registration fee	$ 33,500
NASD filing fee	13,150
Nasdaq National Market listing fee	95,000
Printing	80,000
Legal fees and expenses	450,000
Accounting fees and expenses	250,000
Blue sky fees and expenses	7,000
Transfer agent and registrar fees	15,000
Miscellaneous	6,350

Total	$950,000

Item 14.    Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

           As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

           As permitted by the Delaware General Corporation Law, the by-laws of the Registrant provide that (i) the Registrant is required to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant is required to advance expenses, as incurred, to its directors, officers, employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iii) the rights conferred in the by-laws are not exclusive. At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Registrant which may result in claims for indemnification.

           Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s certificate of incorporation, by-laws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

            The Registrant, with approval from the Registrant’s board of directors, expects to obtain directors’ and officers’ liability insurance.

           Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:
Document	Exhibit Number
Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Form of Third Amended and Restated Certificate of Incorporation	3.4
By-laws	3.5
Form of Amended and Restated By-laws	3.6

Item 15.    Recent Sales of Unregistered Securities.

           From our inception in February 1999, we have issued the securities listed below in reliance on exemptions from the securities laws. In each instance we have identified those purchasers of securities who are officers, directors, 5% stockholders or immediate family members of the foregoing.

1.
On June 2, 1999, we issued 4,659,000 shares of common stock to Jonathan Burgstone, 4,659,000 shares of common stock to Asif Satchu, 292,000 shares of common stock to one employee and 100,000 shares of common stock to one other investor for aggregate consideration of $4,855. We relied on Section 4(2) of the Securities Act for the determination that this issuance, our initial capitalization, was exempt from registration.

2.
On June 18, 1999, we issued 149,246 shares to one employee for aggregate consideration of $75. We relied on Section 4(2) of the Securities Act for the determination that this issuance, part of our initial capitalization, was exempt from registration.

3.
On June 28, 1999, we issued 4,317,324 shares of Series A preferred stock to three entities affiliated with Battery Ventures for aggregate consideration of $4,000,001. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

4.
On July 22, 1999, we issued 1,618,997 shares of Series A preferred stock to five entities affiliated with Sequoia Capital for aggregate consideration of $1,500,001. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506 as all investors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

5.
On August 17, 1999, we issued 68,357 shares of Series A preferred stock to Peter Lamm, 68,357 shares of Series A preferred stock to Reza Satchu and 489,838 shares of Series A preferred stock to 18 other investors for aggregate consideration of $580,500. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506 as all investors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

6.
On September 21, 1999, we issued a warrant to purchase 50,000 shares of Series A preferred stock to Silicon Valley Bank for aggregate consideration of $1.00. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration.

7.
On November 18, 1999, we issued 2,138,672 shares of Series B preferred stock to three entities affiliated with Battery Ventures, 1,283,203 shares of Series B preferred stock to five entities affiliated with Sequoia Capital, 3,421,875 shares of Series B preferred stock to Aurora Investments, LLC, 3,421,875 shares of Series B preferred stock to Fenway Partners Capital Fund II, L.P., and 4,598,145 shares of Series B preferred stock to eight other investors for aggregate consideration of $34,750,003. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506 as all investors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

8.
On January 21, 2000, we issued 78,630 shares of Series B preferred stock to Peter Lamm, 78,630 shares of Series B preferred stock to Reza Satchu, 17,109 shares of Series B preferred stock to Marco Iansiti, 99,322 shares of Series B preferred stock to Rustom and Zarina Satchu and 737,985 shares of Series B preferred stock to 27 other investors for aggregate consideration of $2,365,197. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506 as all investors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

9.
On February 16, 2000, we issued 56,632 shares of Series B preferred stock to Karen Andrews, 56,632 shares of Series B preferred stock to Rustom and Zarina Satchu, 8,555 shares of Series B preferred stock to a trust revocable by Robert Lanigan and 42,774 shares of Series B preferred stock to one other investor for aggregate consideration of $384,803. We relied on Section 4(2) of the Securities Act for the determination that this issuance was exempt from registration. The issuance met the requirements of Rule 506 as all investors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

10.
As of March 31, 2000, we had granted options to purchase an aggregate of 4,312,183 shares of common stock to a number of our employees and consultants. We have not received consideration from any grantee of any of our options. As of March 31, 2000, options to purchase 191,292 shares have been exercised for an aggregate consideration of $15,729. We relied on Section 4(2) of the Securities Act and on Rule 701 promulgated under the Securities Act for the determination that these issuances were exempt from registration. For issuances to employees (other than executive officers as described below) and to members of our board of advisors, the issuances satisfied the requirements of Rule 701 as all such issuances were pursuant to our 1999 Stock Option Plan. In the event that issuances under our 1999 Stock Option Plan exceed the limits prescribed by Rule 701, we rely on Section 4(2) of the Securities Act for issuances of stock pursuant to option exercises by our executive officers as they are “accredited investors” within the meaning of Rule 501. For issuances to our other advisors, we relied on Section 4(2) of the Securities Act. These advisors represented to us that they were “accredited investors” as defined in Rule 501, and neither we nor anyone acting on our behalf offered the securities by general solicitation as prohibited by Rule 502.

           The recipients of securities in each transaction described above represented to us their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution. We affixed appropriate legends to the share certificates, warrants and options issued in the transactions described above. We believe that all recipients had adequate access, through their relationships with us, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

           (a)  Exhibits.    The following exhibits are filed as part of this registration statement:

Number	Description
1.1*	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of the Registrant.
3.2**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on February 29, 2000.
3.3**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on April 10, 2000.
3.4**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering).
3.5**	By-laws of the Registrant.
3.6**	Form of Amended and Restated By-laws of the Registrant (to be effective upon the closing of this offering).
4.1*	Form of Specimen Certificate for Common Stock of the Registrant.
4.2**	Amended and Restated Registration Rights Agreement dated as of November 18, 1999 among the Registrant, the Purchasers (as defined therein) and the Founders (as defined therein).
4.3**	Warrant to Purchase Stock issued by the Registrant to Silicon Valley Bank on September 21, 1999.
5.1*	Opinion of Ropes & Gray.
10.1**	Lease dated December 15, 1999 between the Registrant and Mortimer Zuckerman and Edward Linde, as Trustees of Mall Road Trust dated October 11, 1983.
10.2**	Employment Agreement dated March 1, 2000 between the Registrant and Asif Satchu
10.3**	Employment Agreement dated January 24, 2000 between the Registrant and Jonathan Burgstone.
10.4**	Amended and Restated Stock Restriction Agreement dated March 1, 2000 between the Registrant and Asif Satchu.
10.5**	Amended and Restated Stock Restriction Agreement dated January 24, 2000 between the Registrant and Jonathan Burgstone.
10.6**	1999 Stock Option Plan.
10.7**	Service Agreement dated July 1, 1999 between the Registrant and TriNet Employer Group, Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Ropes & Gray (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
27.1**	Financial Data Schedule.

*	To be filed by amendment.
**	Previously filed.

           (b)  Financial Statement Schedules.

           Financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X or because the information that would otherwise be included in such schedules is contained in SupplierMarket.com’s financial statements or notes thereto.

Item 17.    Undertakings.

           The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes that:

           (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 11th day of May, 2000.

SUPPLIERMARKET.COM, INC.

By: /S / JONATHAN BURGSTONE

Jonathan Burgstone
Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 11, 2000:

Signature	Title

/S / JONATHAN BURGSTONE Jonathan Burgstone	Chief Executive Officer and Director

* Asif Satchu	Chairman, President, Secretary and Director

* Brian Bethers	Chief Financial Officer (Principal Financial and Accounting Officer) and Treasurer

* Robert Barrett	Director

* Peter Lamm	Director

* Marc Lipschultz	Director

* Ravi Mohan	Director

* Marco Iansiti	Director

* Robert Lanigan	Director

*By: /S / JONATHAN BURGSTONE

Jonathan Burgstone, attorney-in-fact, pursuant to powers of attorney previously filed as part of this registration statement

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement.
3.1**	Amended and Restated Certificate of Incorporation of the Registrant.
3.2**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on February 29, 2000.
3.3**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on April 10, 2000.
3.4**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering).
3.5**	By-laws of the Registrant.
3.6**	Form of Amended and Restated By-laws of the Registrant (to be effective upon the closing of this offering).
4.1*	Form of Specimen Certificate for Common Stock of the Registrant.
4.2**	Amended and Restated Registration Rights Agreement dated as of November 18, 1999 among the Registrant, the Purchasers (as defined therein) and the Founders (as defined therein).
4.3**	Warrant to Purchase Stock issued by the Registrant to Silicon Valley Bank on September 21, 1999.
5.1*	Opinion of Ropes & Gray.
10.1**	Lease dated December 15, 1999 between the Registrant and Mortimer Zuckerman and Edward Linde, as Trustees of Mall Road Trust dated October 11, 1983.
10.2**	Employment Agreement dated March 1, 2000 between the Registrant and Asif Satchu
10.3**	Employment Agreement dated January 24, 2000 between the Registrant and Jonathan Burgstone.
10.4**	Amended and Restated Stock Restriction Agreement dated March 1, 2000 between the Registrant and Asif Satchu.
10.5**	Amended and Restated Stock Restriction Agreement dated January 24, 2000 between the Registrant and Jonathan Burgstone.
10.6**	1999 Stock Option Plan.
10.7**	Service Agreement dated July 1, 1999 between the Registrant and TriNet Employer Group, Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Ropes & Gray (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
27.1**	Financial Data Schedule.

*	To be filed by amendment.
**	Previously filed.